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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
LEHMAN BROTHERS HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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February 27, 2006

Dear Stockholder,

The 2006 Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. will be held on Wednesday, April 5, 2006, at 10:30 a.m. (New York time) at our global headquarters, 745 Seventh Avenue, New York, New York 10019, on the Concourse Level in the Allan S. Kaplan Auditorium. A notice of the meeting, a proxy card and a proxy statement containing information about the matters to be acted upon are enclosed. You are cordially invited to attend.

All holders of record of the Company's outstanding shares of Common Stock as of the close of business on February 10, 2006 will be entitled to vote at the Annual Meeting. It is important that your shares be represented at the meeting. You will be asked to (i) elect four Class III Directors; (ii) ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2006 fiscal year by the Audit Committee of the Board of Directors; (iii) adopt an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 600 million to 1.2 billion shares; and (iv) adopt an amendment to the Company's Restated Certificate of Incorporation to provide for the annual election of all of our directors. Accordingly, we request that you promptly sign, date and return the enclosed proxy card, or register your vote online or by telephone according to the instructions on the proxy card, regardless of the number of shares you hold.

Very truly yours,

Richard S. Fuld, Jr.
Chairman and Chief Executive Officer

LEHMAN BROTHERS HOLDINGS INC.

Notice of 2006 Annual Meeting of Stockholders

To the Stockholders of Lehman Brothers Holdings Inc.:

The 2006 Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. (the "Company") will be held on Wednesday, April 5, 2006, at 10:30 a.m. (New York time) at the Company's global headquarters, 745 Seventh Avenue, New York, New York 10019, on the Concourse Level in the Allan S. Kaplan Auditorium, to:

  1.
  Elect four Class III Directors for terms of three years each (or for terms of one year each if the amendments referred to in Proposal 4 are approved);

  2.
  Ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2006 fiscal year by the Audit Committee of the Board of Directors;

  3.
  Adopt an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 600 million to 1.2 billion shares;

  4.
  Adopt an amendment to the Company's Restated Certificate of Incorporation to provide for the annual election of all of our directors; and

  5.
  Act on any other business which may properly come before the Annual Meeting or any adjournment thereof.

Common stockholders of record as of the close of business on February 10, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The Company will admit to the Annual Meeting (1) all stockholders of record as of the close of business on February 10, 2006, (2) persons holding proof of beneficial ownership as of such date, such as a letter or account statement from the person's broker, (3) persons who have been granted proxies and (4) such other persons that the Company, in its sole discretion, may elect to admit. All persons wishing to be admitted must present photo identification. If you plan to attend the Annual Meeting, please check the appropriate box on your proxy card or register your intention when voting online or by telephone according to the instructions provided.

A copy of the Company's 2005 Annual Report to Stockholders is enclosed herewith for all stockholders other than Lehman Brothers employees, to whom the Annual Report is being separately distributed.

                      By Order of the Board of Directors

                      Jeffrey A. Welikson
                      Corporate Secretary

New York, New York
February 27, 2006

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE, OR REGISTER YOUR VOTE ONLINE OR BY TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

PROXY STATEMENT TABLE OF CONTENTS

LEHMAN BROTHERS HOLDINGS INC.
745 SEVENTH AVENUE
NEW YORK, NEW YORK 10019

Proxy Statement

February 27, 2006

INTRODUCTION

Vote by Proxy

This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Lehman Brothers Holdings Inc. (the "Company" and, together with its subsidiaries, the "Firm") for use at the 2006 Annual Meeting of Stockholders of the Company, to be held on Wednesday, April 5, 2006 at 10:30 a.m. (New York time), or any adjournment thereof (the "Annual Meeting"). The Company expects to mail this Proxy Statement and the accompanying proxy card on or about February 27, 2006 to the Company's common stockholders of record as of the close of business on February 10, 2006 (the "Stockholders").

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend in person, you are urged to complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed, prepaid envelope, or to vote your shares online or by telephone according to the instructions on the proxy card. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted at the Annual Meeting by (i) giving written notice to the Corporate Secretary of the Company, (ii) subsequently filing a later dated proxy or (iii) attending the Annual Meeting and voting in person. Please note that attendance at the meeting will not by itself revoke a proxy.

The enclosed proxy indicates on its face the number of shares of common stock registered in the name of each Stockholder as of the close of business on February 10, 2006 (the "Record Date"). Proxies furnished to any Firm employee also indicate the following amounts, as applicable:

•
The amount of shares held by the employee under either the Lehman Brothers Holdings Inc. Employee Stock Purchase Plan (the "Lehman ESPP") or the Neuberger Berman Inc. Employee Stock Purchase Plan (the "Neuberger ESPP");

•
The amount of restricted stock unit awards granted to the employee pursuant to various of the Incentive Plans (as defined below), a portion of the underlying shares for which are held in, and will be voted in accordance with the employee's instructions by, the 1997 Trust Under Lehman Brothers Holdings Inc. Incentive Plans (the "Incentive Plans Trust");

•
The amount of shares held by the employee under the Lehman Brothers Savings Plan (the "Savings Plan");

•
The amount of restricted shares held by the employee pursuant to the 1999 Neuberger Berman Inc. Long-Term Incentive Plan (the "Neuberger LTIP") and/or the Neuberger Berman Inc. Wealth Accumulation Plan; and

•
The amount of shares held by the employee in a brokerage account at Lehman Brothers Inc. ("LBI") or Neuberger Berman, LLC ("NBLLC"), each of which is a wholly owned subsidiary of the Company, and/or a brokerage account at Fidelity Brokerage Services LLC ("Fidelity Brokerage").

Proxies returned by employees holding restricted stock units related to shares held in the Incentive Plans Trust will be considered to be voting instructions returned to the Incentive Plans Trust trustee (the "Incentive Plans Trustee") with respect to the number of shares determined pursuant to the terms of the agreement governing the Incentive Plans Trust, as described below under "The Voting Stock." Proxies returned by employees holding shares in the Savings Plan will be considered to be voting instructions returned to the Savings Plan trustee (the "Savings Plan Trustee") with respect to such shares, and Savings Plan shares for which no proxies are returned shall be voted in the same proportions as Savings Plan shares for which proxies are returned, as described below under "The Voting Stock." Proxies returned by employees holding shares in an LBI, NBLLC or Fidelity Brokerage account will be considered to be voting instructions returned to LBI, NBLLC or Fidelity Brokerage, as applicable, with respect to such shares. Except with respect to Savings Plan shares, no voting instructions will be confidential.

General

Unless contrary instructions are indicated, all shares represented by valid proxies at the Annual Meeting will be voted as follows:

FOR the election of the four nominees for Class III Directors named below;

FOR the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the 2006 fiscal year by the Audit Committee of the Board of Directors;

FOR the adoption of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 600 million to 1.2 billion shares;

FOR the adoption of an amendment to the Company's Restated Certificate of Incorporation to provide for the annual election of all of our directors; and

otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

In the event a Stockholder specifies a different choice on the proxy or by online or telephone vote, his or her shares will be voted in accordance with such voting instructions.

The Company's 2005 Annual Report to Stockholders is being distributed to Stockholders in connection with this solicitation. A copy (exclusive of exhibits) of the Company's 2005 Form 10-K as filed with the Securities and Exchange Commission (the "SEC") may be obtained without charge by writing to: Lehman Brothers Holdings Inc., 1301 Avenue of the Americas, New York, New York 10019, Attention: Corporate Secretary. The Company's 2005 Annual Report and 2005 Form 10-K also will be available through the Lehman Brothers web site at http://www.lehman.com.

Voting Requirements

Following are the votes required to approve each matter to be considered by Stockholders at the Annual Meeting:

Election of Directors. The four nominees receiving the greatest number of votes cast by the Stockholders will be elected as Class III Directors of the Company. Abstentions and broker non-votes will be disregarded and will have no effect on the vote for directors.

Ratification of the Appointment of Independent Auditors. The affirmative vote of the majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required to ratify the selection of auditors. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact on such matter since shares that have not been voted by brokers are not considered "shares present" for voting purposes.

Increase in Authorized Shares. The affirmative vote of the majority of all outstanding shares of Common Stock is required to approve the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

Annual Election of Directors. The affirmative vote of the majority of all outstanding shares of Common Stock is required to approve the amendment to the Company's Restated Certificate of Incorporation to provide for the annual election of all of our directors. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

Broker Authority to Vote. If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may vote your shares in its discretion, except that the Company's wholly owned subsidiaries, LBI or NBLLC, or other affiliates of the Company who are New York Stock Exchange ("NYSE") member brokers may vote your shares only in the same proportion as the votes cast by all Stockholders with respect to any matter.

Cost of Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers or employees of the Company in person or by telephone or telegram, or other means of communication, for which no additional compensation will be paid. The Company has engaged the firm of Georgeson Shareholder to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Georgeson Shareholder a fee of $45,000 plus expenses for its services.

The Company also will reimburse brokerage houses, including LBI and NBLLC, and other custodians, nominees and fiduciaries for their reasonable expenses, in accordance with the rules and regulations of the SEC, the NYSE and other exchanges, in sending proxies and proxy materials to the beneficial owners of shares of the Company's Common Stock.

The Voting Stock

The Company's Common Stock, par value $.10 per share (the "Common Stock"), is its only class of voting stock. As of the Record Date, 269,812,745 shares of Common Stock (exclusive of 33,756,228 shares held in treasury) were outstanding. Stockholders are entitled to one vote per share with respect to each matter to be voted on at the Annual Meeting. There is no cumulative voting provision applicable to the Common Stock.

The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of Common Stock outstanding on the Record Date shall constitute a quorum.

The Incentive Plans Trust holds shares of Common Stock ("Trust Shares") issuable to future, current and former employees of the Company in connection with the granting to such employees of Restricted Stock Units ("RSUs") under the Neuberger LTIP, the Company's Employee Incentive Plan (the "Employee Incentive Plan"), the Company's 1994 Management Ownership Plan (the "1994 Plan"), the Company's 1996 Management Ownership Plan (the "1996 Plan") and the Company's 2005 Stock Incentive Plan (together with the Neuberger LTIP, Employee Incentive Plan, 1994 Plan and 1996 Plan, the "Incentive Plans"). The Incentive Plans Trustee will vote or abstain from voting all Trust Shares in the same proportions as the RSUs in respect of which it has received voting instructions from current employees who have received RSUs under the Incentive Plans ("Current Participants"). As of the Record Date, 33,537,075 Trust Shares (representing 12.4% of the votes entitled to be cast at the Annual Meeting) were held by the Incentive Plans Trust and 52,932,163 RSUs were held by Current Participants.

The Savings Plan Trustee will vote or abstain from voting any Savings Plan shares for which proxy instructions are received in accordance with such instructions, and will vote or abstain from voting any Savings Plan shares for which no proxy instructions are received in the same proportions as the Savings Plan shares for which it has received instructions. As of the Record Date, 1,456,810 Savings Plan shares (representing 0.5% of the votes entitled to be cast at the Annual Meeting) were held by the Savings Plan Trustee.

Stockholders Entitled to Vote

Only common stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

To the knowledge of management, except for the Incentive Plans Trust (described above) and as described below, no person beneficially owned more than five percent of the Common Stock as of the Record Date.

Beneficial Owner	Number of Shares of Common Stock		Percent of Outstanding Common Stock (a)
Smith Barney Fund Management LLC and related parties	13,893,263	(b)	5.15

(a)
Percentage is calculated in accordance with applicable SEC rules and is based on the number of shares issued and outstanding on the Record Date.

(b)
According to a Schedule 13G dated February 14, 2006 jointly filed by CAM North America, LLC, Salomon Brothers Asset Management Inc., Smith Barney Fund Management LLC, and TIMCO Asset Management Inc. (a) CAM North America, LLC beneficially owns 6,071,225 shares of Common Stock for investment purposes and has shared voting power with respect to 4,879,426 of such shares and shared dispositive power with respect to all of such shares, (b) Salomon Brothers Asset Management Inc. beneficially owns 56,121 shares of Common Stock for investment purposes and has shared voting power and shared dispositive power with respect to all of such shares, (c) Smith Barney Fund Management LLC beneficially owns 7,658,222 shares of Common Stock for investment purposes and has shared voting power and shared dispositive power with respect to all of such shares, and (d) TIMCO Asset Management Inc. beneficially owns 107,695 shares of Common Stock for investment purposes and has shared voting power and shared dispositive power with respect to all of such shares. The address of the joint filers is 399 Park Avenue, New York, New York 10022.

PROPOSAL 1—ELECTION OF CLASS III DIRECTORS

Currently, the Restated Certificate of Incorporation of the Company establishes a classified Board of Directors with three classes, designated Class I, Class II and Class III. At the Annual Meeting four Class III Directors are to be elected, each to serve until the Annual Meeting in 2009 and until his or her successor is elected and qualified. The terms of the Class II and Class I Directors continue until the Annual Meetings in 2007 and 2008, respectively, and until their respective successors are elected and qualified. If the Stockholders approve the amendments to the Company's Restated Certificate of Incorporation to provide for the annual election of all of our directors, however, as described under Proposal 4 of this Proxy Statement, the terms of all of our directors, including the directors to be elected at the Annual Meeting, will expire at the 2007 Annual Meeting and the Board of Directors will consist of one class.

The four nominees for Director are Thomas H. Cruikshank, Roland A. Hernandez, Henry Kaufman and John D. Macomber. Mr. Cruikshank was first elected a Director in 1996. Mr. Hernandez was appointed a Director effective September 13, 2005 by the Board of Directors. Dr. Kaufman was first elected a Director in 1995. Mr. Macomber was first elected a Director in 1994.

Except as stated in the following sentence, the persons specified on the enclosed proxy card intend to vote for the nominees listed below, each of whom has consented to being named in this Proxy Statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any such nominee is unable to serve.

The Board of Directors unanimously recommends a vote FOR all Nominees.

The following information is provided with respect to the nominees for Director and the incumbent Directors. Italicized wording indicates principal occupation(s). As discussed below under "Director Independence", the Board of Directors has determined in accordance with the corporate governance rules of the NYSE and the Pacific Exchange ("PCXE") that Michael L. Ainslie, John F. Akers, Roger S. Berlind, Thomas H. Cruikshank, Marsha Johnson Evans, Sir Christopher Gent, Roland A. Hernandez, John D. Macomber and Dina Merrill are independent and have no material relationships with the Firm.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS TO SERVE
UNTIL THE 2009 ANNUAL MEETING OF STOCKHOLDERS

THOMAS H. CRUIKSHANK	Director since 1996	Age: 74

Retired Chairman and Chief Executive Officer of Halliburton Company. Mr. Cruikshank was the Chairman and Chief Executive Officer of Halliburton Company, a major petroleum industry service company, from 1989 to 1995, was President and Chief Executive Officer of Halliburton from 1983 to 1989, and served as a Director of Halliburton from 1977 to 1996. He joined Halliburton in 1969, and served in various senior accounting and finance positions before being named Chief Executive Officer. Mr. Cruikshank is a Director of LBI. Mr. Cruikshank serves as the Chairman of the Audit Committee and as a member of the Nominating and Corporate Governance Committee.

ROLAND A. HERNANDEZ	Director since 2005	Age: 48

Retired Chairman and Chief Executive Officer of Telemundo Group, Inc. Mr. Hernandez is the retired chairman and chief executive officer of Telemundo Group, Inc., a Spanish-language television station company, where he served from August 1998 to December 2000. From March 1995 to August 1998, he served as president and chief executive officer of Telemundo Group, Inc. Prior to that position, Mr. Hernandez was founder and president of Interspan Communications, a company engaged in a variety of services related to Spanish-language media. Mr. Hernandez is also a director of MGM Mirage, The Ryland Group, Inc., Vail Resorts, Inc. and Wal-Mart Stores, Inc. In addition, Mr. Hernandez serves on advisory boards for Harvard University's David Rockefeller Center for Latin American Studies and Harvard Law School, as well as the board of Yale University's President's Council on International Activities. He is also a dean's advisory board member for the University of Southern California's Annenberg School for Communication. Mr. Hernandez serves as a member of the Finance Committee.

HENRY KAUFMAN	Director since 1995	Age: 78

President of Henry Kaufman & Company, Inc. Dr. Kaufman has been President of Henry Kaufman & Company, Inc., an investment management and economic and financial consulting firm, since 1988. For the previous 26 years, he was with Salomon Brothers Inc., where he was a Managing Director, Member of the Executive Committee, and in charge of Salomon's four research departments. He was also a Vice Chairman of the parent company, Salomon Inc. Before joining Salomon Brothers, Dr. Kaufman was in commercial banking and served as an economist at the Federal Reserve Bank of New York. He is a Member (and the Chairman Emeritus) of the Board of Trustees of the Institute of International Education, a Member of the Board of Trustees of New York University, a Member (and the Chairman Emeritus) of the Board of Overseers of the Stern School of Business of New York University and a Member of the Board of Trustees of the Animal Medical Center. Dr. Kaufman is a Member of the International Advisory Committee of the Federal Reserve Bank of New York, a Member of the Advisory Committee to the Investment Committee of the International Monetary Fund Staff Retirement Plan, a Member of the Board of Governors of Tel-Aviv University and Treasurer (and former Trustee) of The Economic Club of New York. Dr. Kaufman serves as the Chairman of the Finance Committee.

JOHN D. MACOMBER	Director since 1994	Age: 78

Principal of JDM Investment Group. Mr. Macomber has been a Principal of JDM Investment Group, a private investment firm, since 1992. He was Chairman and President of the Export-Import Bank of the United States from 1989 to 1992, Chairman and Chief Executive Officer of Celanese Corporation from 1973 to 1986 and a Senior Partner at McKinsey & Co. from 1954 to 1973. Mr. Macomber is a Director of AEA Investors Inc., Mettler-Toledo International and Warren Pharmaceuticals, Inc. He is Chairman of the Council for Excellence in Government and Vice Chairman of the Atlantic Council. He is a Director of the National Campaign to Prevent Teen Pregnancy and a Trustee of the Carnegie Institution of Washington and the Folger Library. Mr. Macomber serves as a member of the Compensation and Benefits Committee, the Executive Committee and the Nominating and Corporate Governance Committee.

CLASS II DIRECTORS WHOSE TERMS CONTINUE
UNTIL THE 2007 ANNUAL MEETING OF STOCKHOLDERS

ROGER S. BERLIND	Director since 1985	Age: 75

Theatrical Producer. Mr. Berlind, who is also a private investor, has been a theatrical producer and principal of Berlind Productions since 1981. Mr. Berlind is also a Governor of the League of American Theaters and Producers and has served as a Trustee of Princeton University, the Eugene O'Neill Theater Center and the American Academy of Dramatic Arts. Mr. Berlind serves as a member of the Audit Committee and the Finance Committee.

MARSHA JOHNSON EVANS	Director since 2004	Age: 58

Rear Admiral, U.S. Navy (Retired). Ms. Evans served as President and Chief Executive Officer of the American Red Cross from August 2002 to December 2005. She previously served as National Executive Director of Girl Scouts of the USA from January 1998 until July 2002. Ms. Evans was a career officer in the United States Navy, retiring as a Rear Admiral in January 1998. She served as superintendent of the Naval Postgraduate School in Monterey, California from 1995 to 1998 and headed the Navy's worldwide recruiting organization from 1993 to 1995. She is a director of Weight Watchers International, Inc. and Huntsman Corporation. She also serves on the Advisory Board of the Pew Partnership for Civic Change, a project of the Pew Charitable Trusts, is a director of the Naval Academy Foundation and a Presidential Appointee to the Board of Visitors of the United States Military Academy at West Point. Ms. Evans serves as the Chairman of the Nominating and Corporate Governance Committee and as a member of the Finance Committee.

SIR CHRISTOPHER GENT	Director since 2003	Age: 57

Non-Executive Chairman of GlaxoSmithKline plc. Sir Christopher Gent has been Non-Executive Chairman of GlaxoSmithKline plc since January 2005. He was Non-Executive Deputy Chairman of GlaxoSmithKline plc from June 2004 to January 2005. Prior to his retirement in July 2003, he had been a member of the Board of Directors of Vodafone Group Plc since August 1985 and its Chief Executive Officer since January 1997. Sir Christopher joined Vodafone as Managing Director of Vodafone Limited in January 1985 when the mobile phone service was first launched, and held that position until December 1996. Prior to joining Vodafone, Sir Christopher was Director of Network Services for ICL. In this role, he was Managing Director of Baric, a computer services company owned jointly by Barclays and ICL, and was responsible for ICL's computer bureau services worldwide. Sir Christopher was Knighted for his services to the mobile telecommunications industry in 2001. He is a Director of Ferrari SpA and a Senior Advisor to Bain & Company, Inc. He served as the National Chairman of the Young Conservatives from 1977 to 1979, and was Vice President of the Computer Services Association Council at the time he left ICL. Sir Christopher serves as a member of the Audit Committee and the Compensation and Benefits Committee.

DINA MERRILL	Director since 1988	Age: 82

Director and Vice Chairman of RKO Pictures, Inc. and Actress. Ms. Merrill, a Director and Vice Chairman of RKO Pictures, Inc., is an actress and also a private investor. Ms. Merrill was a Presidential Appointee to the Kennedy Center Board of Trustees and is a Vice President of the New York City Mission Society, a Trustee of the Eugene O'Neill Theater Foundation and a member of the Board of Orbis International, the Juvenile Diabetes Foundation and the Museum of Television and Radio. Ms. Merrill serves as a member of the Nominating and Corporate Governance Committee and the Compensation and Benefits Committee.

Ms. Merrill has informed the Company that she intends to retire from the Board of Directors of Lehman Brothers Holdings Inc. effective at the 2006 Annual Meeting.

CLASS I DIRECTORS WHOSE TERMS CONTINUE
UNTIL THE 2008 ANNUAL MEETING OF STOCKHOLDERS

MICHAEL L. AINSLIE	Director since 1996	Age: 62

Private Investor and Former President and Chief Executive Officer of Sotheby's Holdings. Mr. Ainslie, a private investor, is the former President, Chief Executive Officer and a Director of Sotheby's Holdings. He was Chief Executive Officer of Sotheby's from 1984 to 1994. From 1980 to 1984 he was President and Chief Executive Officer of the National Trust for Historic Preservation. From 1975 to 1980 he was Chief Operating Officer of N-Ren Corp., a Cincinnati-based chemical manufacturer. From 1971 to 1975, he was President of Palmas Del Mar, a real estate development company. He began his career as an associate with McKinsey & Company. Mr. Ainslie is a Director of the St. Joe Company and Lehman Brothers Bank, FSB. He is a Trustee of Vanderbilt University, Chairman of The Posse Foundation, Inc. and Director of the U.S. Tennis Association Foundation. Mr. Ainslie serves as a member of the Audit Committee.

JOHN F. AKERS	Director since 1996	Age: 71

Retired Chairman of International Business Machines Corporation. Mr. Akers, a private investor, is the retired Chairman of the Board of Directors of International Business Machines Corporation. Mr. Akers served as Chairman of the Board of Directors and Chief Executive Officer of IBM from 1985 until his retirement in 1993, completing a 33-year career with IBM. Mr. Akers is a Director of W. R. Grace & Co., The New York Times Company and PepsiCo, Inc. He is a former member of the Board of Trustees of the California Institute of Technology and The Metropolitan Museum of Art, as well as the former Chairman of the Board of Governors of United Way of America. Mr. Akers was also a member of former President George Bush's Education Policy Advisory Committee. Mr. Akers serves as the Chairman of the Compensation and Benefits Committee and as a member of the Finance Committee.

RICHARD S. FULD, JR.	Director since 1990	Age: 59

Chairman and Chief Executive Officer. Mr. Fuld has been Chairman of the Board of Directors of the Company and LBI since April 1994 and Chief Executive Officer of the Company and LBI since November 1993. Mr. Fuld serves as the Chairman of the Executive Committee. Mr. Fuld was President and Chief Operating Officer of the Company and LBI from March 1993 to April 1994 and was Co-President and Co-Chief Operating Officer of both corporations from January 1993 to March 1993. He was President and Co-Chief Executive Officer of the Lehman Brothers Division of Shearson Lehman Brothers Inc. from August 1990 to March 1993. Mr. Fuld was a Vice Chairman of Shearson Lehman Brothers from August 1984 until 1990 and has been a Director of LBI since 1984. Mr. Fuld joined Lehman Brothers in 1969. Mr. Fuld serves on the Board of Directors of the Federal Reserve Bank of New York and is a member of the Executive Committee of the Board of Directors of The Partnership for New York City. He is a member of the Business Roundtable and The Business Council. He is also a trustee of The Mount Sinai Medical Center and is on the Board of Directors of The Mount Sinai Children's Center Foundation. In addition, he serves on the Board of Trustees of Middlebury College.

COMMITTEES OF THE BOARD OF DIRECTORS

The Executive, Audit, Compensation and Benefits, Finance, and Nominating and Corporate Governance Committees of the Board of Directors are described below.

Executive Committee

The Executive Committee consists of Mr. Fuld, who chairs the Executive Committee, and Mr. Macomber. The Executive Committee has the authority, in the intervals between meetings of the Board of Directors, to exercise all the authority of the Board of Directors, except for those matters that the Delaware General Corporation Law or the Company's Restated Certificate of Incorporation reserves to the full Board of Directors. The Executive Committee acted by unanimous written consent twelve times during the fiscal year ended November 30, 2005 ("Fiscal 2005").

Audit Committee

The Audit Committee consists of Mr. Cruikshank, who chairs the Audit Committee, Mr. Ainslie, Mr. Berlind and Sir Christopher Gent, all of whom have been determined by the Board of Directors to be independent directors under NYSE and PCXE corporate governance rules and SEC rules. The Board of Directors has determined that Mr. Cruikshank is an "audit committee financial expert" as defined under SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available through the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov. The Audit Committee assists the Board of Directors in fulfilling its oversight of the quality and integrity of the Company's financial statements and the Company's compliance with legal and regulatory requirements. The Audit Committee is responsible for retaining (subject to stockholder ratification) and, as necessary, terminating, the independent auditors, annually reviews the qualifications, performance and independence of the independent auditors and the audit plan, fees and audit results, and pre-approves audit and non-audit services to be performed by the auditors and related fees. The Audit Committee also oversees the performance of the Company's internal audit and compliance functions. The Audit Committee held seven meetings during Fiscal 2005.

Compensation and Benefits Committee

The Compensation and Benefits Committee (the "Compensation Committee") consists of Mr. Akers, who chairs the Compensation Committee, Sir Christopher Gent, Mr. Macomber and Ms. Merrill, all of whom are independent under NYSE and PCXE corporate governance rules. The Compensation Committee operates under a written charter adopted by the Board of Directors which is available through the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov. The Compensation Committee has general oversight responsibility with respect to compensation and benefits programs and compensation of the Company's executives, including reviewing and approving compensation policies and practices, such as salary, cash incentive, restricted stock, long-term incentive compensation and stock purchase plans and other programs, and grants under such plans. The Compensation Committee evaluates the performance of the Chief Executive Officer of the Company and other members of senior management and, based on such evaluation, reviews and approves the annual salary, bonus, share and option awards, other long-term incentives and other benefits to be paid to the Chief Executive Officer and such other members of senior management. The Compensation Committee held seven meetings and acted by unanimous written consent two times during Fiscal 2005.

Finance Committee

The Finance Committee consists of Dr. Kaufman, who chairs the Finance Committee, Mr. Akers, Mr. Berlind, Ms. Evans and Mr. Hernandez. The Finance Committee reviews and advises the Board of Directors on the financial policies and practices of the Company, and periodically reviews, among other things, major capital expenditure programs and significant capital transactions and recommends a dividend policy to the Board of Directors. The Finance Committee held two meetings during Fiscal 2005.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the "Nominating Committee") consists of Ms. Evans, who chairs the Nominating Committee, Mr. Cruikshank, Mr. Macomber and Ms. Merrill, all of whom are independent under NYSE and PCXE corporate governance rules. The Nominating Committee operates under a written charter adopted by the Board of Directors which is available through the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov. The Nominating Committee is responsible for overseeing the Company's corporate governance and recommending to the Board of Directors corporate governance principles applicable to the Company. The Nominating Committee also considers and makes recommendations to the Company's Board of Directors with respect to the size and composition of the Board of Directors and its Committees and with respect to potential candidates for membership on the Board of Directors.

The Nominating Committee seeks Director candidates who possess personal characteristics consistent with those who:

•
have demonstrated high ethical standards and integrity in their personal and professional dealings;

•
possess high intelligence and wisdom;

•
are financially literate (i.e., who know how to read a balance sheet, an income statement, and a cash flow statement, and understand the use of financial ratios and other indices for evaluating company performance);

•
ask for and use information to make informed judgments and assessments;

•
approach others assertively, responsibly, and supportively, and who are willing to raise tough questions in a manner that encourages open discussion; and/or

•
have a history of achievements that reflect high standards for themselves and others;

while retaining the flexibility to select those candidates whom it believes will best contribute to the overall performance of the Board of Directors. In addition, the Nominating Committee seeks candidates who will contribute knowledge, expertise or skills in at least one of the following core competencies, in order to promote a Board of Directors that possesses as a whole these core competencies:

•
a record of making good business decisions;

•
an understanding of management "best practices";

•
relevant industry-specific or other specialized knowledge;

•
business experience in international markets;

•
a history of motivating high-performing talent; and

•
the skills and experience to provide strategic and management oversight, and to help maximize the long-term value of Lehman Brothers for its stockholders.

In connection with each annual meeting, and at such other times as it may become necessary to fill one or more seats on the Board, the Nominating Committee will consider in a timely fashion potential candidates for director that have been recommended by the Company's Directors, Chief Executive Officer and other members of senior management, and stockholders. The Nominating Committee may also engage a third-party search firm as and when it deems appropriate to identify potential candidates for its consideration. The Nominating Committee will meet such number of times as it deems necessary to narrow the list of potential candidates, review any materials provided by stockholders or other parties in connection with the potential candidates and cause appropriate inquiries to be conducted into the backgrounds and qualifications of potential candidates in order to enable it to properly evaluate the candidates. During this process, the Nominating Committee also reports to and receives feedback from other outside Directors, and meets with and considers feedback from the Chief Executive Officer and other members of senior management, with respect to potential candidates. Interviews of potential candidates for nomination are conducted by members of the Nominating Committee, other outside Directors, the Chief Executive Officer and other members of senior management.

In evaluating any potential candidate, the Nominating Committee considers the extent to which the candidate has the personal characteristics and core competencies discussed above, and takes into account all other factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which a candidate would fill a present need on the Board of Directors. In addition, the Nominating Committee considers independence and potential conflicts issues with respect to Directors standing for re-election and other potential nominees, and whether any candidate has special interests that would impair his or her ability to effectively represent the interests of all stockholders. The Nominating Committee also takes into account the candidates' current occupations and the number of other boards on which they serve in determining whether they would have the ability to devote sufficient time to carry out their duties as Directors.

Mr. Hernandez was initially recommended to the Nominating Committee by Russell Reynolds Associates, Inc., a third-party search firm engaged by the Nominating Committee in August 2004 to assist in identifying potential director candidates. In the course of its engagement, Russell Reynolds Associates, Inc. identified and provided background information about such potential director candidates.

As indicated above, the Nominating Committee will consider candidates for Director recommended by stockholders of the Company. The procedures for submitting stockholder recommendations are explained below under "Other Matters."

The Nominating Committee held six meetings during Fiscal 2005.

NON-MANAGEMENT DIRECTORS

The Board of Directors has adopted a policy of regularly scheduled executive sessions where non-management Directors will meet independent of management. At least one executive session per year will include only the independent non-management Directors. The non-management Directors held eight executive sessions during Fiscal 2005. The presiding Director at the executive sessions is Mr. Macomber.

COMMUNICATIONS WITH DIRECTORS

Stockholders of the Company may communicate their concerns to the non-management Directors, by mail at Lehman Brothers, PO Box 5281, New York, NY 10150 or by the Internet via the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov. Stockholders of the Company may communicate their concerns regarding Lehman Brothers' accounting, internal accounting controls or auditing matters to the Audit Committee, by phone at: 1-800-393-8915 or 1-212-526-7250, by mail at Lehman Brothers, PO Box 5281, New York, NY 10150 or by the Internet via the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov. The full procedures regarding Communications With Non-Management Directors and Complaints About Accounting Matters are described on the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov.

ATTENDANCE AT MEETINGS BY DIRECTORS

The Board of Directors held eight meetings and acted by unanimous written consent two times during Fiscal 2005. During Fiscal 2005, each Director attended 75% or more of the aggregate of (a) the total number of meetings of the Board of Directors held during the period when he or she was a Director and

(b) the total number of meetings held by all Committees of the Board on which he or she served during the period when he or she was a member. Overall Director attendance at Board and Board Committee meetings during Fiscal 2005 averaged 98%. The number of meetings held by each Committee during Fiscal 2005 is set forth above.

Each Director is expected to attend the Company's Annual Meeting of Stockholders. Each Director then in office attended the Company's 2005 Annual Meeting of Stockholders.

COMPENSATION OF DIRECTORS

Cash Compensation for Non-Management Directors

Non-management Directors receive an annual cash retainer of $75,000 and are reimbursed for reasonable travel and related expenses. The annual retainer is paid quarterly; however, the fourth quarter payment will be withheld from any Director who has been a Director for the full year for failure to attend 75% of the total number of meetings. The chairman of the Audit Committee receives an additional annual retainer of $25,000, and each non-management Director who serves as a chairman of any other Committee of the Board of Directors receives an additional annual retainer of $15,000 per Committee. Each non-management Director who serves as a Committee member (including as Chairman) receives $2,500 per Committee meeting and $1,500 per unanimous written consent.

Mr. Ainslie also received an aggregate of $57,500 for serving as a Director, Chairman of the Audit Committee and a member of the Compensation and Benefits Committee of Lehman Brothers Bank, FSB in Fiscal 2005.

Restricted Stock Unit and Option Grants for Non-Management Directors

An annual equity retainer in the form of a grant of 2,500 RSUs is made to each non-management Director as of the day of the Company's Annual Meeting of Stockholders. As of each date that a dividend is paid on Common Stock, each non-management Director holding RSUs is credited with a number of additional RSUs equal to the product of (A) the dividend paid on one share of Common Stock, multiplied by (B) the number of RSUs held by the non-management Director, divided by (C) the closing price of the Common Stock on the NYSE on such date. The RSUs vest immediately and are payable in Common Stock upon death, disability or termination of service.

Alternatively, a non-management Director may elect to receive an option to purchase 7,500 shares of Common Stock, with an exercise price per share equal to the closing price of the Common Stock on the NYSE on the date the award is made. Such option has a ten-year term, is not forfeitable, and becomes exercisable in one-third installments on each of the first three anniversaries of the award date or, if sooner, upon termination of service.

The Company's Restated Deferred Compensation Plan for Non-Management Directors

The Company's Amended and Restated Deferred Compensation Plan for Non-Management Directors is a nonqualified deferred compensation plan, which provides each non-management Director an opportunity to elect to defer receipt of cash compensation to be earned for services on the Board of Directors. Each non-management Director may elect to defer all or a portion of his or her future cash compensation with respect to one or more terms as a Director. Such election can be revoked only prior to December 31 of the year preceding the year in which the services to which the deferred compensation relates are to be performed, or by a showing of severe financial hardship. Amounts deferred are credited quarterly with interest, based upon the average 30-day U.S. Treasury Bill rate, and compounded annually. Deferred amounts will be paid in either a lump sum or in annual installments over a period not to exceed ten years as elected by the non-management Director. Payments commence as the non-management Director elects, as soon as practicable following termination of service as a non-management Director or January 1 of a year at least two years after the year in which such deferred amounts were earned (or the earlier of such date of termination or such January 1, as selected by the non-management Director); provided that, if necessary, such payments will be deferred until the first date on which they may be made without subjecting the non-management Director to taxes imposed by Section 409A of the Internal Revenue Code.

The Company's Frozen Retirement Plan for Non-Management Directors

Prior to May 1994, the Company maintained the Company's Retirement Plan for Non-Management Directors which was a nonqualified retirement plan providing a limited annual retirement benefit for non-management Directors who had earned five or more years of service as defined in the plan. Participation in this plan was frozen on May 31, 1994. Any non-management Director who had, on such date, completed at least five years of service as a Director (determined in accordance with the plan) has vested benefits under the plan. Any individual who was a non-management Director on such date, but had not completed five years of service as of such date, acquired vested benefits under this plan at the time such individual completed such five years of service as a Director. Any individual who became a non-management Director after such date was ineligible to participate in this plan. Vested benefits under this plan will be paid after a participant ceases to be a Director. Based upon their years of service prior to May 1994, Mr. Berlind and Ms. Merrill will each receive annual payments of $20,000 for seven and six years following retirement, respectively, under this plan. Any such payments would cease upon death.

EXECUTIVE OFFICERS OF THE COMPANY

Biographies of the current executive officers of the Company are set forth below, excluding Mr. Fuld's biography, which is included above. Each executive officer serves at the discretion of the Board of Directors.

JONATHAN BEYMAN	Age: 50

Chief of Operations and Technology. Mr. Beyman has been the Chief of Operations and Technology since July 2002 and is an Executive Vice President of the Company. From July 2000 to July 2002, Mr. Beyman was the Firm's Chief Information Officer, from July 1999 to July 2000 he was the Firm's Global Head of Operations, and from March 1999 to July 1999 he was the Firm's U.S. Head of Operations. From December 1997 to February 1999, Mr. Beyman was Chief Operating Officer of Cendant Corporation's Internet-based business, and Chief Information Officer of Cendant from July 1994 to June 1998. Prior thereto, Mr. Beyman was with the Firm for eight years, in a variety of technology and operations senior management roles. Mr. Beyman is a member of the Board of Directors of the Depository Trust & Clearing Corporation and a member of the New York Advisory Board of DonorsChoose, a non-profit organization supporting public schools.

DAVID GOLDFARB	Age: 48

Chief Administrative Officer. Mr. Goldfarb has been the Chief Administrative Officer of the Company since December 2004 and is an Executive Vice President of the Company and a member of the Firm's Executive Committee. Mr. Goldfarb served as the Chief Financial Officer of the Company from April 2000 to December 2004 and LBI from July 1998 to December 2004. Mr. Goldfarb served as the Company's Controller from July 1995 to April 2000. Mr. Goldfarb joined the Firm in December 1993; prior to that, Mr. Goldfarb was a partner at Ernst & Young LLP.

JOSEPH M. GREGORY	Age: 53

President and Chief Operating Officer. Mr. Gregory has been President and Chief Operating Officer of the Company since May 2004 and is a member of the Firm's Executive Committee. From May 2002 until May 2004, Mr. Gregory was the Firm's Co-Chief Operating Officer. From April 2000 until May 2002, Mr. Gregory was the Firm's Chief Administrative Officer, and from 1996 to April 2000, Mr. Gregory was Head of the Firm's Global Equities Division, in charge of the overall equities business. From 1991 to 1996, he was Co-Head of the Firm's Fixed Income Division. From 1980 to 1991, he held various management positions in the Fixed Income Division, including Head of the Firm's Mortgage Business. Mr. Gregory joined the Firm in 1974 as a commercial paper trader. Mr. Gregory is a member of the National Advisory Board of The Posse Foundation, Inc. and of the Board of Trustees of Hofstra University and serves on the Finance, Endowment and Investment Committees of the University.

CHRISTOPHER M. O'MEARA	Age: 44

Chief Financial Officer. Mr. O'Meara has been the Chief Financial Officer of the Company since December 2004 and is an Executive Vice President of the Company. In addition, he has served as the Company's Global Controller since April 2002. Prior to serving as Global Controller, he served as Financial Controller since April 2001. Mr. O'Meara served as the Company's Assistant Controller from July 1995 until April 2001. He joined the Firm in 1994 and has held various management positions in the Finance Division, including Head of Expense Management, Chief Financial Officer of the Investment Banking Division and Head of Financial Management Information.

THOMAS A. RUSSO	Age: 62

Chief Legal Officer. Mr. Russo has been Chief Legal Officer of the Company since 1993 and is an Executive Vice President of the Company and a member of and counsel to the Firm's Executive Committee. He has been a Vice Chairman of LBI since July 1999. Mr. Russo joined the Firm in 1993; prior to that, Mr. Russo was a partner at the Wall Street law firm of Cadwalader, Wickersham & Taft and a member of its Management Committee. Mr. Russo is a Vice Chairman of the National Board of Trustees and the Executive Committee of the March of Dimes, Vice Chairman of the Board of Trustees of The Institute for Financial Markets, and Chairman of the Executive Committee of the Board of Trustees of the Institute of International Education. He is a member of the Board of Directors of The Securities Industry Association and Co-Chairman of the Global Documentation Steering Committee. He is also a member of the Federal Reserve Bank of New York's International Advisory Committee.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth beneficial ownership information as of January 31, 2006 with respect to the Common Stock for each current Director of the Company (including all nominees for Director), each executive officer named in the tables set forth under "Compensation of Executive Officers" below and all current Directors and executive officers as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares shown. None of the Directors or executive officers beneficially owned any of the Company's other outstanding equity securities as of January 31, 2006.

Beneficial Owner	Number of Shares of Common Stock (a)	Number of Shares of Common Stock that may be acquired within 60 days of January 31, 2006	Percent of Outstanding Common Stock (b)
Michael L. Ainslie (c)	29,060	35,798	*
John F. Akers (d)	13,590	7,500	*
Roger S. Berlind (e)	296,846	35,798	*
Jonathan Beyman	117,631	0	*
Thomas H. Cruikshank	34,256	0	*
Marsha Johnson Evans	5,050	0	*
Richard S. Fuld, Jr. (f)	4,473,624	1,250,000	2.11
Sir Christopher Gent	8,120	0	*
David Goldfarb	351,336	609,312	*
Joseph M. Gregory	2,233,533	200,000	*
Roland A. Hernandez (g)	500	0	*
Henry Kaufman (h)	34,010	35,894	*
John D. Macomber	67,399	30,798	*
Dina Merrill	22,276	38,298	*
Thomas A. Russo	488,817	0	*
All current Directors and executive officers as a group (16 individuals)	8,242,059	2,265,155	3.85

*
Less than one percent.

(a)
Amounts include vested and unvested RSUs. RSUs are convertible on a one-for-one basis into shares of Common Stock, but cannot be sold or transferred until converted to Common Stock and, with respect to each person identified in the table, are not convertible within 60 days following January 31, 2006. A portion of the vested RSUs held by the executive officers are subject to forfeiture for detrimental or competitive activity. Nonetheless, an executive officer who holds RSUs will be entitled to direct the Incentive Plans Trustee to vote a number of Trust Shares that is proportionate to the number of RSUs held irrespective of vesting; such number of Trust Shares will be calculated prior to the Annual Meeting and will be determined by the number of Trust Shares held by the Incentive Plans Trust on the Record Date and the extent to which Current Participants under the Incentive Plans return voting instructions to the Incentive Plans Trustee. See "Introduction—The Voting Stock."

(b)
Percentages are calculated in accordance with applicable SEC rules and are based on the number of shares issued and outstanding on January 31, 2006.

(c)
Includes 3,500 shares held by Mr. Ainslie's private charitable foundation, over which he and his wife share voting and investment power and as to which Mr. Ainslie disclaims beneficial ownership.

(d)
Includes 7,500 shares that may be acquired within 60 days of January 31, 2006 pursuant to stock options held by a family limited partnership, the general partner of which is a family limited liability company of which Mr. Akers is manager. Mr. Akers disclaims beneficial ownership of such shares.

(e)
Includes 80,000 shares held by Mr. Berlind's wife, as to which Mr. Berlind disclaims beneficial ownership.

(f)
Includes a total of 49,461 shares held by Mr. Fuld's children and a total of 462,419 shares held by trusts for Mr. Fuld's children, of which Mr. Fuld and his wife are the trustees. Mr. Fuld disclaims beneficial ownership of such shares. Also includes 9,300 shares held by Mr. Fuld's private charitable foundation, over which he and his wife share voting and investment power and as to which Mr. Fuld disclaims beneficial ownership.

(g)
Shares held by a family trust for which Mr. Hernandez and his wife are trustees. Mr. Hernandez disclaims beneficial ownership of such shares.

(h)
Includes 25,000 shares held by Dr. Kaufman's wife, as to which Dr. Kaufman disclaims beneficial ownership.

COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

Compensation Governance and Policies

The Compensation and Benefits Committee (the "Committee") oversees the compensation and benefit programs of the Company and the evaluation of the Company's management, with particular attention given to the Chief Executive Officer and other senior executives. The Committee is comprised of four non-employee Directors, including Mr. Akers, who chairs the Committee, Sir Christopher Gent, Mr. Macomber and Ms. Merrill, all of whom are independent under NYSE and PCXE corporate governance rules. The Committee operates pursuant to a written charter that was amended and restated in January 2004 which is available through the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov.

The Company has an established compensation philosophy that provides the foundation for the Committee's decisions with respect to the Company's compensation and benefit programs in general and the compensation of its executive officers. Aligned with the philosophy are a number of key operating principles that are the basis for designing programs to motivate behaviors that drive the Company's performance. These principles include the following:

•
Tie compensation for executive officers to annual and long-term Firm, business unit and individual performance goals that are structured to align the interests of executive officers with those of stockholders.

•
Deliver a significant portion of total compensation in equity-based awards, thereby further aligning the financial interests of executive officers with those of stockholders and encouraging prudent long-term strategic decisions.

•
Ensure that compensation opportunities are comparable with those at major competitors, so that the Firm can attract, retain and motivate talented executive officers who are essential to the Company's long-term success.

The overall objective in determining total compensation levels across the Firm is to balance competitive pressures in the market for professional talent with cost considerations. The elements and weightings of the compensation program at the Company are comparable to those used by others in the securities industry, but are considerably different from those of other major corporations operating in different industries. The nature of the securities industry requires a large percentage of highly skilled professionals, who are in great demand due to the revenue they can generate. Competitive pressure to hire these professionals results in high levels of compensation in order to attract and retain the talent needed to compete effectively.

Compensation Program for Fiscal 2005

Consistent with prior years, total compensation comprises base salary and both cash and equity incentive compensation. Base salaries are intended to make up a small portion of total compensation. The larger part of total compensation, incentive compensation, is based on the Company's financial performance, individual performance and other factors and is delivered through a combination of cash bonuses and equity-based awards. This approach results in overall compensation levels that reflect the financial performance of the Company.

The primary component of executive officer compensation for Fiscal 2005 was performance-based annual incentives derived from compensation formulas under the Company's Short-Term Executive Compensation Plan. The Short-Term Executive Compensation Plan was approved by stockholders in 2003 and is designed to preserve the tax deductibility of compensation in excess of $1 million under Section 162(m) of the Internal Revenue Code. The Committee establishes objective compensation formulas at the beginning of the year that incorporate the Company's financial goals. The formulas determine an amount of annual incentive payable upon the attainment of the goals, which is paid in the form of a cash bonus and Restricted Stock Units ("RSUs"). The RSUs, of which 35% vest after three years and the remaining 65% vest after five years, are subject to additional forfeiture restrictions and cannot be sold or transferred until converted to Common Stock at the end of five years. Due to the significant limitations imposed on the RSUs, for purposes of compensating employees RSUs are discounted by 30% from the stock's grant date closing price. For Fiscal 2005 the Committee established formulas based on the Company's pretax income, which was $4.8 billion for the fiscal year, an increase of 37% over Fiscal 2004 and a record for the Company.

The Committee also granted stock options to selected senior executives in Fiscal 2005 to further encourage executives to strive for long-term stockholder value creation. Stock options were awarded with exercise prices equal to the fair market value on the date of the grant and with terms providing for accelerated exercisability if and when the market price of the Common Stock exceeds a specified target price, but no earlier than two years. However, if the target price is not achieved, exercisability of the options is delayed until four and one-half years after the date of grant. For Fiscal 2005 the target stock price was set by the Committee at $110.00, approximately 28% above the fair market value of $85.80 on the grant date. The stock options expire five years after the date of grant. The Committee believes that stock options support the Firm's compensation philosophy in maintaining its pay-for-performance culture.

Executive officer compensation also includes a long-term incentive plan, the 2000 Performance Stock Unit ("PSU") program, as a component of total compensation. Whereas the cash bonus and RSU components of total compensation are based upon annual performance goals, the PSU program was based upon the Company's return on equity as well as a specified level of stock price appreciation over a three and one-half year period that began June 1, 2000. The PSUs convert to freely transferable shares of Lehman Brothers common stock upon vesting, which occurs in one-third increments in 2006 through 2008. The PSU program was designed to further align executive performance with stockholder interests while the additional vesting aspect seeks to encourage retention of the executives while motivating them to sustain and improve the company's performance over future periods.

The Committee analyzed a variety of firm-wide, divisional, and individual performance measures when determining executive officer compensation for Fiscal 2005. These included financial and non-financial measures of performance that were evaluated on both an absolute and comparative basis, and included the following:

•
Financial results in Fiscal 2005, including:

•
Record net revenues of $14.6 billion, which increased 26% from $11.6 billion in Fiscal 2004;

•
Record net revenues within each of the Company's geographic regions and business segments (Investment Banking, Capital Markets and Investment Management);

•
Record pretax income of $4.8 billion, reflecting a 37% increase over the $3.5 billion earned in Fiscal 2004;

•
Record net income of $3.3 billion, a 38% increase over the $2.4 billion achieved in Fiscal 2004; and

•
Record earnings per share of $10.87, which increased 38% from $7.90 in Fiscal 2004;

•
The Firm's stock price appreciation relative to our competitors and major market indices during Fiscal 2005 and over time, with an increase of more than 50% over the prior year and more than 150% during the last five years;

•
Disciplined growth of the Firm's balance sheet, including increasing total stockholders' equity and total capital;

•
Achievement of a return on equity of 21.6% and a return on tangible equity of 27.8%, compared to 17.9% and 24.7%, respectively, for Fiscal 2004;

•
Continued strengthening of the Firm's brand and franchise and increasing market share;

•
Upgrade of the Company's long-term senior debt rating to "A+" by Standard and Poor's; and

•
Continued strengthening of the Firm's culture and enhancement of work environment through broad diversity and leadership initiatives and open internal communications.

In addition, the Committee reviewed current compensation of a larger group of the Company's senior management team as well as compensation provided in prior years to ensure that the executive compensation program provides awards that are internally equitable. The Committee also reviewed historical compensation levels and financial performance among other large financial services firms and estimates of compensation for the current year. These firms included Bank of America Corp., The Bear Stearns Companies Inc., Citigroup Inc., The Goldman Sachs Group, Inc., JPMorgan Chase & Co., Merrill Lynch & Co., Inc., Morgan Stanley, Wachovia Corp., and Wells Fargo & Co. However, the Committee gives greater consideration to those firms with which Lehman Brothers competes more directly.

In carrying out its responsibilities, the Committee has the authority to select, retain and terminate outside counsel and other experts to study or investigate any matter of interest that it deems appropriate. The Committee engaged an external compensation consulting firm specializing in the financial services industry, Johnson Associates, to assist it with benchmarking and compensation analysis and to provide on-going consulting on executive compensation practices.

Compensation of the Chairman and Chief Executive Officer for Fiscal 2005

The compensation of Richard S. Fuld, Jr., the Company's Chairman and Chief Executive Officer, for Fiscal 2005 was determined using the financial and non-financial results discussed above as well as the following factors:

•
Providing the leadership and strategic vision necessary to position the Firm for future growth and profitability;

•
Franchise building efforts across the Company's businesses and regions;

•
Continuing to improve on an outstanding track record and creating long-term stockholder value. During Mr. Fuld's tenure as Chief Executive Officer, since becoming an independently publicly traded company in 1994, the Company has grown substantially:

•
Net revenues have increased by more than 5 times, from $2.7 billion to $14.6 billion;

•
Stock price has appreciated almost 1,600%, from $7.44 (split-adjusted year-end close) to $126.00;

•
Market capitalization has increased nearly 2,100%, from $1.6 billion to $34.2 billion;

•
Total stockholder equity has grown almost five-fold, from $3.4 billion to $16.8 billion;

•
Strengthening the Firm's senior leadership team through internal moves and strategic hires; and

•
Personal leadership in driving the quality of the Lehman Brothers brand.

The Committee did not assign specific relative weights to the additional performance factors above.

For the 2005 performance year, the Committee awarded Mr. Fuld total compensation of $34,482,021, including an annual incentive of $28,692,021, to be paid in a combination of a cash bonus of $13,750,000 and $14,942,021 in RSUs. The following summarizes Mr. Fuld's total compensation for Fiscal 2005:

Base Salary	Cash Bonus	117,055 RSUs	450,000 Stock Options	Total

$750,000	$13,750,000	$14,942,021	$5,040,000	$34,482,021

Since the majority of Mr. Fuld's total compensation is based on the Company's financial results, his Fiscal 2005 compensation reflects a sizable increase relative to 2004. Further, the Committee delivers the majority of Mr. Fuld's total compensation in equity, in the form of RSUs and stock options, which accounted for approximately 58% of his compensation in 2005. When making its compensation decisions, the Committee also considered the value of PSUs originally awarded in 2000 that will vest and be paid in 2006, 2007 and 2008, as previously described. Given that the majority of Mr. Fuld's compensation is delivered in equity, the amount of value realized from his equity awards will ultimately depend on the Company's future performance and the value of its stock.

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to certain "covered employees" of a publicly held corporation unless the payments are made under qualifying performance-based plans. While the Committee generally seeks to maximize the deductibility of compensation paid to executive officers, it retains the flexibility to take other actions which may be based on other considerations if it believes that doing so is in the interest of stockholders.

                      Compensation and Benefits Committee:

                      John F. Akers, Chairman
                      Sir Christopher Gent
                      John D. Macomber
                      Dina Merrill
                      February 27, 2006

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last completed fiscal year, Mr. Akers, Sir Christopher Gent, Mr. Macomber and Ms. Merrill served on the Compensation Committee. None of these individuals has ever served as an officer or employee of the Firm.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows, for the years ended November 30, 2005, 2004 and 2003, the cash and other compensation paid or accrued and certain long-term awards made to the Chairman and Chief Executive Officer and to the Company's four most highly compensated executive officers for Fiscal 2005 other than the Chief Executive Officer, for services in all capacities.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position at November 30, 2005	Fiscal Year	Salary	Bonus	Other Annual Compensation (a)	Restricted Stock Unit Awards (b)	Securities Underlying Options	All Other Compensation (c)
R. S. Fuld, Jr. Chairman and Chief Executive Officer	2005 2004 2003	$750,000 750,000 750,000	$13,750,000 10,250,000 6,650,000	— — —	$14,942,021 10,357,143 8,000,000	450,000 450,000 400,000	$17,791 16,028 14,439
J. M. Gregory President and Chief Operating Officer	2005 2004 2003	$450,000 450,000 450,000	$11,550,000 9,050,000 5,050,000	— — —	$11,542,211 7,214,285 5,714,629	350,000 350,000 300,000	$ 9,748 8,782 7,912
D. Goldfarb Chief Administrative Officer	2005 2004 2003	$450,000 450,000 450,000	$5,550,000 3,950,000 2,550,000	— — —	$5,199,709 4,357,143 3,571,643	300,000 250,000 200,000	$ 0 0 0
T. A. Russo Chief Legal Officer	2005 2004 2003	$450,000 450,000 450,000	$4,550,000 3,350,000 2,550,000	— — —	$3,314,100 2,928,571 2,857,314	150,000 150,000 50,000	$ 0 0 0
J. Beyman Chief of Operations and Technology	2005 2004 2003	$200,000 200,000 200,000	$3,100,000 2,800,000 2,200,000	— — —	$3,142,682 2,857,143 1,714,404	0 20,565 66,781	$ 0 0 0

(a)
In each of the three years, the aggregate incremental cost to the Company of perquisites received, if any, by each of the named executive officers (after reimbursements by such executive officer) did not exceed the $50,000 disclosure threshold under SEC rules.

(b)
The values indicated are calculated by multiplying the closing market price of the Common Stock on the respective dates the awards were granted by the number of shares awarded. RSUs are subject to significant vesting and forfeiture restrictions and pursuant to the terms of the awards cannot be sold or transferred until they convert to Common Stock, which in the case of the RSUs granted for Fiscal 2005 will occur on November 30, 2010. Dividends are payable by the Company on all such holdings from their respective dates of award and are reinvested in additional RSUs. The total number of RSUs granted for Fiscal 2005 that underlies the value shown for Messrs. Fuld, Gregory, Goldfarb, Russo and Beyman was 117,054.61, 90,420.77, 40,734.11, 25,962.40 and 24,619.52, respectively. Of such RSUs, 35% will vest on November 30, 2008 and the balance will vest on November 30, 2010. Notwithstanding the foregoing, RSUs may become vested (and may convert to Common Stock) sooner upon certain termination events or upon death or disability.

  Including the RSUs described immediately above, as of November 30, 2005, the total number of RSUs (including additional RSUs received upon the reinvestment of dividends) held by Messrs. Fuld, Gregory, Goldfarb, Russo and Beyman was 2,349,488.15, 1,718,874.14, 325,473.38, 451,899.27 and 113,612.50, respectively. The value of these holdings at the November 30, 2005 closing price per share of Common Stock of $126.00 was $296,035,507, $216,578,142, $41,009,646, $56,939,308 and $14,315,175, respectively. These RSU holdings as of November 30, 2005 include the Extended RSUs described under "Employment Contracts, Termination of Employment and Change in Control Arrangements," which vest (and convert to Common Stock) upon certain termination events or upon death or disability or a change in control, and were received in accordance with the Company's 1995, 1996 and 1997 Performance Stock Unit ("PSU") award programs, but do not include the additional

  RSUs described in such section that are payable following a change in control or under other circumstances as the Compensation Committee may determine.

  Included in the total RSU holdings disclosed in the prior paragraph are RSUs received by executives in accordance with the Firm's 2000 PSU award program. Such RSUs are subject to significant vesting and forfeiture restrictions and cannot be sold or transferred until they convert to Common Stock upon the lapse of such restrictions, which will occur in equal one-third installments on November 30, 2006, 2007 and 2008. In addition to the RSUs reflected in the table above, in Fiscal 2004 Messrs. Fuld, Gregory, Goldfarb and Russo received 91,000, 68,250, 45,500 and 40,500 RSUs, respectively, and in Fiscal 2003 they received 60,000, 45,000, 30,000 and 20,000 RSUs, respectively, in accordance with the Firm's 2000 PSU award program. Dividends are payable by the Company on all such RSUs from their respective dates of receipt and are reinvested in additional RSUs.

(c)
The amounts reported under "All Other Compensation" for Fiscal 2005 consist of the dollar value of above-market earnings on deferred compensation. Included are credits to compensation deferred pursuant to the Executive and Select Employees Plan, which was established in 1985, and the Lehman Brothers Kuhn Loeb Deferred Compensation Plans, which were established in 1977 and 1980.

Options

The following table contains information concerning the grant of nonqualified stock options in Fiscal 2005 to the named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (a)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Grant Date Present Value (b)
R. S. Fuld, Jr.	450,000	13.1	$85.80	12/8/2009	$5,040,000
J. M. Gregory	350,000	10.2	85.80	12/8/2009	3,920,000
D. Goldfarb	300,000	8.7	85.80	12/8/2009	3,360,000
T. A. Russo	150,000	4.4	85.80	12/8/2009	1,680,000
J. Beyman	0	—	—	—	—

(a)
Five-year nonqualified stock options were granted to Messrs. Fuld, Gregory, Goldfarb and Russo on December 9, 2004 with terms providing for exercisability in four and one-half years, but with accelerated exercisability, to no earlier than the end of a minimum holding period on November 30, 2006, if and when the price of the Common Stock on the NYSE exceeds $110, which has since occurred. Notwithstanding the foregoing, the options will become exercisable without regard to the minimum holding period upon certain termination events, and without regard to either the holding period or the target stock price upon death or disability.

(b)
These values were calculated using the Black-Scholes option pricing model as of the grant date. The Black-Scholes model is a mathematical formula that is widely used and accepted for valuing market traded stock options. The model is premised on immediate exercisability and transferability of the options, neither of which was true for the options granted to the named executive officers at the time of grant. Therefore, certain discounting assumptions about the time of exercise and risk of forfeiture were applied, as indicated below. These hypothetical present values are presented pursuant to SEC rules even though there is no assurance that such values will ever be realized. The actual amount, if any, realized upon the exercise of stock options would depend upon the market price of Common

  Stock relative to the exercise price per share of the stock option at the time the stock option is exercised.

  The following assumptions were used in employing the Black-Scholes option pricing model: an exercise price equal to the closing price of the Common Stock on the date of grant; an expected time to exercise of three years; a dividend rate of $0.64 per share; a risk-free rate of return equal to the yield for the U.S. Treasury Strip security with a maturity date closest to the expected time to exercise of the grant; an expected Common Stock price volatility rate of 23.2% per annum; a 10% adjustment for the target stock price requirement; and a 10% per annum adjustment for risk of forfeiture.

The following table sets forth information concerning the exercise of options during Fiscal 2005 by each of the named executive officers and the fiscal year-end value of unexercised options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End (a)
Name	Shares Acquired on Exercise
		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
R. S. Fuld, Jr.	1,250,000	$74,958,627	1,250,000	450,000	$78,246,500	$18,090,000
J. M. Gregory	616,667	22,669,079	450,000	350,000	25,373,500	14,070,000
D. Goldfarb	250,000	12,930,342	609,312	800,000	39,433,210	49,755,000
T. A. Russo	350,000	16,220,545	150,000	150,000	8,191,500	6,030,000
J. Beyman	87,244	3,737,648	20,772	66,089	1,482,802	4,369,854

(a)
Aggregate values in these two columns represent the excess of $126.00 per share, the closing price of the Common Stock on November 30, 2005 on the NYSE, over the respective exercise prices of the options. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money options reflected above will be realized.

Pension Benefits

U.S. Pension Plan.    The Lehman Brothers Holdings Inc. Retirement Plan (the "U.S. Pension Plan") is a funded, qualified, noncontributory, integrated, defined benefit pension plan covering eligible U.S. employees.

All U.S. employees of the Company or a designated subsidiary who have attained the age of 21 and completed one year of service are generally eligible to participate in the U.S. Pension Plan. The U.S. Pension Plan formula provides for an annual retirement benefit payable at age 65, calculated as a straight life annuity. Pensionable earnings are total Form W-2 earnings (plus elective deferrals under the Lehman Brothers Savings Plan and certain other health plan deferral amounts) up to the applicable Internal Revenue Service maximum. For each year of plan participation prior to 1989, the annual accrual was based on percentages of pensionable earnings up to and in excess of the Social Security taxable wage base. After 1988 the annual accrual is equal to one percent of pensionable earnings up to the average Social Security taxable wage base plus 1.65% of pensionable earnings in excess of the average Social Security taxable wage base. Generally, participants have a nonforfeitable right to their accrued benefits upon completing five years of vesting service. As of November 30, 2005, the estimated annual projected benefits payable upon retirement at a normal retirement age of 65 for Messrs. Fuld, Gregory, Goldfarb, Russo and Beyman are approximately $102,907, $115,847, $76,392, $39,715 and $86,574, respectively.

Supplemental Retirement Plan.    The Company has adopted a nonqualified, noncontributory Supplemental Retirement Plan (the "SRP"), which is a defined benefit plan, covering Messrs. Fuld, Gregory, Goldfarb, and Russo and certain other executives. For Messrs. Fuld, Gregory and Goldfarb, full benefits are payable to those who upon retirement are at least age 60 and who have completed at least five years of service, or whose age plus years of service equals or exceeds the sum of 85. For these individuals, the SRP provides for the payment beginning at age 60 of reduced benefits payable to those, who upon retirement, have not satisfied the requirements for full benefits but are above age 45 and have completed five years of service. For Mr. Russo, who became an executive officer in Fiscal 2002, full benefits are payable if upon retirement he is at least age 65, and reduced benefits are payable beginning at age 65 if he retires on or after January 1, 2007 but prior to age 65. Benefits are not payable in cases of termination by the Company for cause or if the participant engages in competitive or detrimental activity. The annual benefits payable in each of the 25 years following retirement at age 60 (age 65 in the case of Mr. Russo) or older are $1.25 million for Mr. Fuld, and $700,000 for each of Messrs. Gregory, Goldfarb, and Russo. In the event of a change in control, participants are considered to have met the eligibility for full benefits if the participant is terminated without cause or resigns for good reason within three years of the change in control.

The Company has entered into a trust agreement with Boston Safe Deposit and Trust Company to establish a rabbi trust to hold assets for the payment of benefits under the SRP. The trust is revocable until a change in control occurs and remains subject to the claims of the Company's creditors in the event of the Company's insolvency. Upon a change in control and annually thereafter, the Company must fund each participant's account under the trust such that the amount in each such account equals at least 110% of the present value of the applicable participant's projected future remaining benefits.

Employment Contracts, Termination of Employment
and Change in Control Arrangements

Pursuant to its authority to accelerate vesting and waive the transfer restrictions for grants of RSUs, in 1994 the Compensation Committee determined to provide for the acceleration of vesting and the waiver of transfer restrictions of existing and any subsequently granted RSUs (other than RSUs based upon PSU awards) held by executive officers (and made comparable provisions for all other employees) in the event of a hostile change in control, which generally means a tender offer, acquisition of 20% of the Company's voting securities or a change of a majority of the incumbent Board of Directors, in each case without the prior approval of a majority of the independent members of the incumbent Board of Directors. In the event there is a change in control that is not hostile, these RSUs would be paid out but the difference between the acquisition price and the RSU value at grant would be deferred for the shorter of two years or the term of any remaining restrictions and the conditions of the original RSU grant would govern the deferred amounts. Comparable arrangements were implemented for options held by the executive officers and all other employees. In the case of the Firm's 1996 and 1997 PSU award programs, an additional number of RSUs would be payable following a change in control or under other circumstances as the Compensation Committee may determine (which RSUs, together with the Extended RSUs previously received by executives pursuant to such programs as described below, would represent the full amount of the awards that could have been earned pursuant to the performance formulas of such programs). The number of such additional RSUs for Messrs. Fuld, Gregory and Russo would be 1,231,978, 847,482 and 222,995, respectively, with values based on the November 30, 2005 closing price per share of Common Stock of $126.00 totaling $155,229,228, $106,782,732 and $28,097,370, respectively. These additional RSUs are not included in the Summary Compensation Table or the footnotes to such table.

The Compensation Committee has delayed the payout of certain RSU awards received by executives in accordance with the Firm's 1995, 1996 and 1997 PSU award programs (the "Extended RSUs"). The Extended RSUs were initially scheduled to vest (and convert to Common Stock) in tranches at several successive fiscal year ends ending on November 30, 2004 (the "Prior Vesting Dates"). Each tranche of the Extended RSUs now vest following termination of employment with the Firm, or sooner upon death or disability or a change in control. Until the relevant Prior Vesting Date, each tranche of Extended RSUs was subject to forfeiture under the terms of the original award; currently, the Extended RSUs remain subject to forfeiture for involuntary termination with cause or if the recipient engages in detrimental activity. Pursuant to the foregoing, Messrs. Fuld, Gregory and Russo presently hold 1,506,265.11, 1,106,532.26 and 194,821.49 Extended RSUs, respectively, with values based on the November 30, 2005 closing price per share of Common Stock of $126.00 totaling $189,789,404, $139,423,065 and $24,547,508, respectively. All of the Extended RSUs are included in the total RSU holdings disclosed in footnote (b) to the Summary Compensation Table contained herein.

PERFORMANCE GRAPH

The performance graph below illustrating cumulative stockholder return compares the performance of the Common Stock, measured at each of the Company's last five fiscal year-ends, with that of (1) the S&P Financial Index and (2) the S&P 500 Index.

The graph assumes $100 was invested in the Common Stock and each index on November 30, 2000, and that all dividends were reinvested in full.

CUMULATIVE TOTAL RETURN
FOR LEHMAN BROTHERS HOLDINGS INC. COMMON STOCK,
THE S & P FINANCIAL INDEX AND THE S & P 500 INDEX

	Cumulative Total Return (in dollars)
	11/30/00	11/30/01	11/30/02	11/30/03	11/30/04	11/30/05
Lehman Brothers Holdings Inc.	100.00	133.98	125.12	148.28	173.46	262.93
S & P Financial Index	100.00	97.15	89.54	105.84	118.08	130.82
S & P 500 Index	100.00	87.78	73.28	84.34	95.18	103.22

DIRECTOR INDEPENDENCE

Under the NYSE and PCXE corporate governance rules, a majority of the Board of Directors (and each member of the Audit, Compensation and Nominating Committees) must be independent. The Board of Directors may determine a Director to be independent if the Director has no disqualifying relationship as defined in the NYSE and PCXE corporate governance rules and if the Board of Directors has affirmatively determined that the Director has no material relationship with the Firm, either directly or as a partner, stockholder, officer or employee of an organization that has a relationship with the Firm.

Categorical Standards

To assist it in making its independence determinations, the Board of Directors has adopted the following categorical standards for relationships that are deemed not to impair a Director's independence:

Relationship	Requirements for Immateriality
Personal Relationships
The Director or immediate family member receives the Firm's financial products or services.	•	Financial products and services must be provided in the ordinary course of the Firm's business and on arm's-length terms, and
	•	In the case of investment partnerships, the Director or immediate family member must meet the qualifications for participation applicable to all other investors in the partnership.
The Director or immediate family member holds securities issued publicly by the Firm.	•	Securities held must not constitute more than a 5% equity interest in the Firm, and
	•	The Director or immediate family member can receive no extra benefit not shared on a pro rata basis.
Business Relationships
Payments for property or services are made between the Firm and a company associated with the Director or immediate family member.	•	Payment amounts must not exceed the greater of $100,000 and 1% of the associated company's revenues in any of its last three (or current) fiscal years, and
	•	Relationships must be in the ordinary course of the Firm's business and on arm's-length terms.
Indebtedness is outstanding between the Firm and a company associated with the Director or immediate family member.	•	Indebtedness amounts must not exceed 5% of the associated company's assets in any of its last three (or current) fiscal years, and
	•	Relationships must be in the ordinary course of the Firm's business and on arm's-length terms.

Relationship	Requirements for Immateriality
The Firm has an equity investment in a company associated with the Director or immediate family member.	• The Firm's investment must not be a more than 5% equity interest in the associated company in any of the company's last three (or current) fiscal years, and
• In the case of a non-publicly traded company, the Director or immediate family member must not be a general partner, principal, executive officer or more than 10% owner.
The Director or immediate family member is a non-management director of a company that does business with the Firm or in which the Firm has an equity interest.	The business must be done in the ordinary course of the Firm's business and on arm's-length terms.
An immediate family member is an employee (other than an executive officer) of a company that does business with the Firm or in which the Firm has an equity interest.	If the immediate family member lives in the Director's home, the business must be done in the ordinary course of the Firm's business and on arm's-length terms.
The Director and his or her immediate family members together own 5% or less of a company that does business with the Firm or in which the Firm has an equity interest.	None.
Charitable Relationships
Charitable donations or pledges are made by the Firm to a charity associated with the Director or immediate family member.	Donations and pledges must not result in payments exceeding the greater of $100,000 and 2% of the charity's revenues in any of its last three (or the current or any future) fiscal years.

An "associated" company is one (a) for which the Director or immediate family member is a general partner, principal or employee, or (b) of which the Director and his or her immediate family members together own more than 5%. An "associated" charity is one for which the Director or immediate family member serves as an officer, director, advisory board member or trustee.

The Board of Directors has also determined that the following prior relationships would not impair a Director's independence:

•
Personal relationships with the Firm that were entered into prior to, and have not been amended since, the beginning of the Firm's most recently completed three-year fiscal period.

•
Business or charitable relationships with a company or charity that ended prior to the beginning of that company's or charity's most recently completed three-year fiscal period.

•
Business or charitable relationships with a company or charity for which the Director or his or her immediate family member no longer serves as a general partner, principal, director, advisory board member, trustee or employee, or of which the Director and his or her immediate family members together no longer own more than 5%.

For purposes of these standards, equity or ownership interests include both direct and indirect interests, but are not deemed to include non-participating, non-convertible preferred securities or securities held by a registered investment company or other investment funds that only make passive investments in at least 20 companies. Immediate family members include a Director's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the Director's home. However, when applying the three-year look-back provisions in the categories set forth above, individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated are not included. For purposes of the first relationship described under "Business Relationships" above, payments include only those amounts related to the transaction that are included in the payee's revenues for the relevant fiscal year. For purposes of the relationship described under "Charitable Relationships" above, payments exclude amounts contributed or pledged to match employee contributions or pledges.

Independence Determinations

The Board of Directors has determined in accordance with the NYSE and PCXE corporate governance rules that Mr. Ainslie, Mr. Akers, Mr. Berlind, Mr. Cruikshank, Ms. Evans, Sir Christopher Gent, Mr. Hernandez, Mr. Macomber and Ms. Merrill are independent and have no material relationships with the Firm. When reviewing the investments by certain Directors in the investment partnerships discussed more fully under "Certain Transactions and Agreements with Directors and Executive Officers" below, the Board of Directors determined that these investments do not constitute material relationships that would impair a Director's independence because no Director has made any commitment to any of such investment partnerships since August 2001 and none of the rights of Directors as limited partners in these investment partnerships are contingent in any way on their continued service as Directors. The Board of Directors determined that all other relationships with the independent Directors met the categorical standards described above.

CERTAIN TRANSACTIONS AND AGREEMENTS
WITH DIRECTORS AND EXECUTIVE OFFICERS

In the ordinary course of business, the Firm from time to time engages in transactions with other companies or financial institutions whose officers, directors or principals are also executive officers or Directors of the Company. Except as described below, transactions with such companies and financial institutions are conducted on an arm's-length basis and, in the case of companies and financial institutions with which a non-management Director is associated, such transactions otherwise fall within the categorical standards for Director independence set forth above.

To the extent permitted by the Sarbanes-Oxley Act of 2002, Directors and executive officers of the Company and their associates, including family members, from time to time may be or may have been indebted to the Company or its subsidiaries under lending arrangements offered by those companies to the public. For example, such persons may be or may have been indebted to LBI, as customers, in connection with margin account loans, revolving lines of credit and other extensions of credit. Such indebtedness is in the ordinary course of business, is substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties who are not employees of the Firm and does not involve a more than normal risk of collectibility or present other unfavorable features. In addition, such executive officers, Directors and associates may engage in transactions in the ordinary course of business involving other goods and services provided by the Firm, such as banking, brokerage, investment and financial advisory products and services (including investment funds), on terms similar to those extended to employees of the Firm generally or, in the case of goods and services provided to non-management Directors (except as described below), on the same terms as provided to unaffiliated third parties who are not employees of the Firm.

In December 2004, a private investment fund managed by the Firm that invests in third-party investment funds purchased a limited partnership interest in a third-party venture capital fund from Dr. Kaufman, a Director of the Company, for $404,000, on the same terms as provided by the Firm to an unaffiliated third party in a contemporaneous transaction.

Directors and qualifying employees and consultants of the Firm who are accredited investors have been provided with the opportunity to invest as limited partners in various investment partnerships that qualify as "employees' securities companies" for purposes of the Investment Company Act of 1940. The investment partnerships provide the participants with an opportunity to make investments in a portfolio of investment opportunities, often together with the Firm's merchant banking, venture capital, real estate, fixed income-related and other funds that are offered to third-party investors, on terms that are generally more favorable than those offered to third-party investors. Beginning in 2002, non-management Directors were no longer permitted to invest in these partnerships.

The Company, either directly or through a subsidiary, is the general partner of these investment partnerships. After returns of capital to the partners, profits are generally distributed 90% to the limited partners and 10% to the general partner. In certain of these investment partnerships, the general partner has made a preferred capital contribution equal to a multiple of the amount of capital contributed by the limited partners. After the amount of the general partner's capital contribution, together with a fixed return thereon (which return varies from month to month and averaged 5.54% for Fiscal 2005), is distributed to the general partner, the limited partners' respective capital contributions are returned and then profits are generally distributed 90% to the limited partners and 10% to the general partner, which essentially provides "leverage" to the limited partners. Beginning in 2002, executive officers were no longer permitted to invest in these partnerships. Instead, the executive officers must invest in separate partnerships that invest on a parallel basis with, and have substantially the same terms as, the employee partnerships but do not include this leverage feature.

The table below sets forth for each of the limited partners listed (1) the amount of distributions of profits from all of the existing investment partnerships during Fiscal 2005, (2) the outstanding balance, as of November 30, 2005, of the aggregate preferred capital contributions made by the general partner of these investment partnerships as a result of investments made by such limited partners and (3) the aggregate amount of unreturned limited partner capital in all of the existing investment partnerships as of November 30, 2005.

Limited Partner	Aggregate Fiscal 2005 Distributions of Profits (1)	Outstanding Balance of Aggregate Preferred General Partner Contributions as of November 30, 2005 (2)	Aggregate Unreturned Limited Partner Capital as of November 30, 2005
Michael L. Ainslie	$ 18,596	*	$ 120,840
Roger S. Berlind	369,512	*	314,543
Jonathan Beyman	74,280	*	574,670
Thomas H. Cruikshank	18,596	*	122,900
Richard S. Fuld, Jr.	1,284,169	$ 296,972	2,294,281
David Goldfarb	350,997	*	991,098
Joseph M. Gregory	948,050	201,705	2,009,952
Henry Kaufman	152,291	*	120,840
Christopher M. O'Meara	154,336	*	1,075,314
Thomas A. Russo	573,579	65,127	3,647,981
Adult children of John F. Akers**	37,193	*	197,900
Adult children of John D. Macomber**	158,873	*	534,469
Adult children of Dina Merrill**	49,016	*	252,882

*
Amount does not exceed $60,000.

**
In the aggregate.

(1)
The distributions shown exclude (A) the return of the limited partners' respective capital contributions, which amounts were $95,819 for Mr. Ainslie, $97,429 for Mr. Berlind, $50,465 for Mr. Beyman, $97,429 for Mr. Cruikshank, $1,340,636 for Mr. Fuld, $260,510 for Mr. Goldfarb, $986,658 for Mr. Gregory, $95,819 for Dr. Kaufman, $105,292 for Mr. O'Meara, $424,700 for Mr. Russo, $176,587 for the adult children of Mr. Akers, $250,907 for the adult children of Mr. Macomber and $116,009 for the adult children of Ms. Merrill, and (B) distributions used to repay financing provided by the general partner and to pay interest thereon, which amounts were $27,535 for Mr. Fuld, $18,357 for Mr. Gregory, $1,721 for Mr. Goldfarb, $688 for Mr. O'Meara, $5,737 for Mr. Russo, $2,295 for each of Messrs. Ainslie and Cruikshank, $4,589 for the adult children of Mr. Akers, $4,589 for the adult children of Mr. Macomber and $2,295 for the adult children of Ms. Merrill.

(2)
The largest outstanding balance during Fiscal 2005 of the aggregate preferred capital contributions made by the general partner of these investment partnerships as a result of investments made by such limited partners was $199,165 for Mr. Ainslie, $196,870 for Mr. Berlind, less than $60,000 for Mr. Beyman, $79,158 for Mr. Cruikshank, $1,212,855 for Mr. Fuld, $178,801 for Mr. Goldfarb, $887,045 for Mr. Gregory, $196,870 for Dr. Kaufman, less than $60,000 for Mr. O'Meara, $321,343 for Mr. Russo, $280,617 for the adult children of Mr. Akers, $280,617 for the adult children of Mr. Macomber and $199,165 for the adult children of Ms. Merrill. The largest outstanding balance during Fiscal 2005 of the aggregate preferred capital contributions made by the general partner that was with recourse to the limited partners was $126,325 for Mr. Fuld, $117,147 for Mr. Gregory, and less than $60,000 for all other limited partners listed above.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF THE COMPANY'S AUDITORS

The Board of Directors recommends to the Stockholders that they ratify the selection by the Audit Committee of Ernst & Young LLP, independent auditors, to audit the accounts of the Firm for the fiscal year ending November 30, 2006.

In the event that the Stockholders fail to ratify the appointment, the Audit Committee will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of the Company and its Stockholders.

A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR Proposal No. 2.

ERNST & YOUNG LLP FEES AND SERVICES

Fees for Fiscal 2005 and Fiscal 2004

The table below sets forth the aggregate fees paid by the Firm for audit, audit-related, tax and other services provided by Ernst & Young LLP to the Firm during each of the last two fiscal years.

	2005	2004
Audit fees	$16,175,000	$14,253,000
Audit-related fees	5,578,000	7,526,000
Tax fees	3,141,000	2,469,000
All other fees	430,000	500,000

Total	$25,324,000	$24,748,000

Audit services included the audit of the Company's annual financial statements and review of financial statements included in the Company's quarterly reports on Form 10-Q. Audit services also included statutory audits of certain subsidiaries and services that were provided in connection with other statutory and regulatory filings or engagements, including comfort letters and consents related to SEC filings and securities offerings.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements. These services included audits of employee benefit plans and audits of certain consolidated subsidiaries; agreed-upon procedures letters issued to rating agencies for the Company's triple-A rated derivatives subsidiaries; securitization verification procedures and due diligence services; accounting consultations regarding the application of generally accepted accounting principles related to proposed or actual transactions impacting the Company's financial statements; financial and accounting due diligence related to acquisitions; SAS 70 internal control reporting; and regulatory capital consultations. In Fiscal 2004, these services also included advice and consultations in connection with the implementation of Section 404 of the Sarbanes-Oxley Act and private investment fund investment performance procedures.

Tax services consisted of the preparation and/or review of, and consultations with respect to, the Company's federal, state, local and international tax returns.

All other services included accounting and tax consultations related to investment banking and capital markets transactions for the Firm's clients in both Fiscal 2005 and 2004.

Pre-Approval Policies and Procedures

In accordance with the SEC's auditor independence rules, the Audit Committee has established the following policies and procedures by which it approves in advance any audit or permissible non-audit services to be provided to the Firm by its independent auditor.

Prior to the engagement of the independent auditor for any fiscal year's audit, management submits to the Audit Committee for approval lists of recurring audit, audit-related, tax and other services expected to be provided by the auditor during that fiscal year. The Audit Committee adopts pre-approval schedules describing the recurring services that it has pre-approved, and is informed on a timely basis, and in any event by the next scheduled meeting, of any such services rendered by the independent auditor and the related fees.

The fees for any services listed in a pre-approval schedule are budgeted, and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year. The Audit Committee will require additional pre-approval if circumstances arise where it becomes necessary to engage the independent auditor for additional services above the amount of fees originally pre-approved. Any audit or non-audit service not listed in a pre-approval schedule must be separately pre-approved by the Audit Committee on a case-by-case basis.

Every request to adopt or amend a pre-approval schedule or to provide services that are not listed in a pre-approval schedule must include a joint statement by both the Controller and the independent auditor as to whether, in their view, the request is consistent with the SEC's rules on auditor independence.

The Audit Committee will not grant approval for:

•
any services prohibited by applicable law or by any rule or regulation of the SEC or other regulatory body applicable to the Company;

•
provision by the independent auditor to the Firm of strategic consulting services of the type typically provided by management consulting firms; or

•
the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the tax treatment of which may not be clear under the Internal Revenue Code and related regulations and which it is reasonable to conclude will be subject to audit procedures during an audit of the Company's financial statements.

Tax services proposed to be provided by the auditor to any executive officer or Director of the Company or any employee of the Firm who is in an accounting role or financial reporting oversight role must be approved by the Audit Committee on a case-by-case basis where such services are to be paid for by the Firm, and the Audit Committee will be informed of any services to be provided to such individuals that are not to be paid for by the Firm.

In determining whether to grant pre-approval of any non-audit services in the "all other" category, the Audit Committee will consider all relevant facts and circumstances, including the following four basic guidelines:

•
whether the service creates a mutual or conflicting interest between the auditor and the Company;

•
whether the service places the auditor in the position of auditing his or her own work;

•
whether the service results in the auditor acting as management or an employee of the Company; and

•
whether the service places the auditor in a position of being an advocate for the Company.

The Audit Committee has delegated its pre-approval authority to its Chairman. In the event the Chairman pre-approves any service, he reports such pre-approval to the Audit Committee at its next scheduled meeting.

None of the services described above under "Fees for Fiscal 2005 and Fiscal 2004" was approved by the Audit Committee after the fact in reliance upon the de minimis exception to the SEC's rules requiring pre-approval of such services.

The Company's Internal Audit department monitors whether the services provided by the independent auditor are in compliance with its pre-approval policies and procedures, including monitoring the activities where the de minimis exception to the SEC's rules on pre-approval may be invoked.

Fund Related Fees

In addition to the services provided to the Firm described above, Ernst & Young LLP provided audit and tax services to certain private investment funds managed by the Firm. The aggregate fees paid to Ernst & Young LLP for these services for Fiscal 2005 and Fiscal 2004 were $5,302,000 and $3,960,000 for audit services and $3,691,000 and $4,049,000 for tax services, which consisted of the preparation and/or review of, and consultations with respect to, tax filings. Of such fees, $210,000 was paid by the Firm in Fiscal 2005 ($86,000 for audit services and $124,000 for tax services) and $132,000 was paid by the Firm in Fiscal 2004 ($78,000 for audit services and $54,000 for tax services). The balance in each fiscal year was paid by the relevant private investment funds.

Ernst & Young LLP also provided audit and tax services to certain registered funds for which the Firm acted as an investment adviser during Fiscal 2005 and 2004. The fees received by Ernst & Young LLP for such services for Fiscal 2005 and 2004 were approximately $1,172,000 and $1,011,000 for audit services and $297,000 and $199,000 for tax services, which consisted of the preparation and/or review of, and consultations with respect to, tax filings. All of these fees were paid by the registered funds. The registered funds have audit committees comprised solely of directors who are independent of the Company and are not on the Company's Board of Directors, which committees are responsible for the selection of the registered funds' audit firms and the approval of any fees paid to such firms.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company's Board of Directors is composed of four independent Directors and operates under a written charter adopted by the Board of Directors. The Audit Committee is responsible for the selection of the Company's independent auditors.

Management is responsible for the Company's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon, and issuing a report on management's assessment of the effectiveness of the Company's internal control over financial reporting and whether the Company maintained effective internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes. It should be noted that the Committee members are not professionally engaged in the practice of accounting or auditing.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee further discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended.

The Company's independent auditors also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

Based upon the Audit Committee's discussions with management and the independent auditors and the Audit Committee's review of the representations of management and the reports and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended November 30, 2005 for filing with the Securities and Exchange Commission.

                      Audit Committee:

                      Thomas H. Cruikshank, Chairman
                      Michael L. Ainslie
                      Roger S. Berlind
                      Sir Christopher Gent
                      February 27, 2006

PROPOSAL 3—ADOPTION OF AN INCREASE IN THE NUMBER OF AUTHORIZED COMMON SHARES

General

Subject to approval by our Stockholders at the Annual Meeting, the Board of Directors has approved an amendment to the Company's Restated Certificate of Incorporation to increase the aggregate number of authorized shares of Common Stock from 600 million to 1.2 billion (the "Common Stock Amendment") and has directed that the Common Stock Amendment be submitted to the Stockholders at the Annual Meeting.

The Restated Certificate of Incorporation presently authorizes the issuance of 600 million shares of Common Stock and 38 million shares of preferred stock. No change is proposed in the number of authorized shares of preferred stock.

Proposed Amendment

If the Common Stock Amendment is adopted, the text of the first sentence of Article 4.1 of the Company's Restated Certificate of Incorporation would read in its entirety as follows:

4.1	Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is one billion two hundred million (1,200,000,000) shares of common stock with one vote per share, $0.10 par value per share (the "Common Stock") and thirty-eight million (38,000,000) shares of preferred stock, $1.00 par value per share (the "Preferred Stock").

General Effect of the Proposed Amendment and Reasons for Approval

The Board of Directors unanimously recommends that stockholders vote FOR this proposal for the following reasons:

        Availability.    Of the Company's 600 million authorized shares of Common Stock, approximately 269.8 million were issued and outstanding (exclusive of approximately 33.8 million shares held in treasury) as of the Record Date. As of the Record Date, after taking into account approximately 132.4 million shares of Common Stock reserved for issuance under compensation plans, approximately 197.8 million of the 600 million shares authorized in the Restated Certificate of Incorporation remain available.

        Stock Split.    If the Stockholders approve the Common Stock Amendment, our Board of Directors will consider a 2-for-1 stock split whereby we would distribute to the holders of our outstanding Common Stock on the record date for the stock split one share of Common Stock for each share of Common Stock owned by such stockholder. Unless the number of shares of Common Stock we are authorized to issue is increased, we would not be able to carry out this stock split.

        Future Issuances.    Except for the possible stock split, there are no present agreements, understandings or plans for the issuance of any of the additional shares that would be authorized by the Common Stock Amendment. However, the Board of Directors believes the Common Stock Amendment is advisable in order to:

•
maintain the Company's financing and capital-raising flexibility in today's competitive, fast-changing environment,

•
facilitate future stock splits, and

•
have shares available for use in employee benefit plans and other corporate purposes.

Adoption of the Common Stock Amendment would enable the Board from time to time to issue additional shares of Common Stock authorized by the Common Stock Amendment for such purposes and such consideration as the Board may approve without further approval of the Company's stockholders, except as may be required by law or the rules of any national securities exchange on which the shares of Common Stock are at the time listed. As is true for shares presently authorized, Common Stock authorized by the Common Stock Amendment may, when issued, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock.

There are no preemptive rights with respect to Common Stock. The additional authorized shares of Common Stock would have the identical powers, preferences and rights as the shares now authorized. Under Delaware law, stockholders will not have any dissenters' or appraisal rights in connection with the Common Stock Amendment. If the Common Stock Amendment is adopted by the stockholders, it will become effective upon the filing, promptly after the Annual Meeting, of the Certificate of Amendment required by the General Corporation Law of Delaware.

YOUR VOTE IS IMPORTANT.

The affirmative vote of a majority of the outstanding shares of Common Stock is required for adoption of the Common Stock Amendment. In determining whether the Common Stock Amendment has received the requisite number of affirmative votes, abstentions and broker nonvotes will have the same effect as votes against the Common Stock Amendment.

For the reasons stated above, the Board of Directors unanimously recommends a vote FOR Proposal No. 3.

Proposal 4—ADOPTION OF ANNUAL ELECTION OF ALL DIRECTORS

General

Subject to approval by our Stockholders at the Annual Meeting, the Board of Directors has approved an amendment to the Company's Restated Certificate of Incorporation to provide for the annual election of all of our directors (the "Annual Election Amendment") and has directed that the Annual Election Amendment be submitted to the Stockholders at the Annual Meeting.

The Restated Certificate of Incorporation presently provides that our Board of Directors is classified, and directors are divided into three classes, each serving a three-year term. The Annual Election Amendment would provide that all of our directors would be elected for one-year terms each year, commencing with the Company's 2007 Annual Meeting of Stockholders. If the Annual Election Amendment is approved, it will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware promptly after the Annual Meeting. The Board of Directors would also adopt conforming changes to the Company's By-Laws. If the Annual Election Amendment is not approved, the Board of Directors will remain divided into three classes, with the directors being elected for staggered three-year terms.

Proposed Amendment

If the Annual Election Amendment is adopted, the text of Article 6.1 of the Company's Restated Certificate of Incorporation would read in its entirety as follows:

6.1	Number, Election and Term. Except as otherwise fixed pursuant to the provisions of Article 4 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws. Each director who is serving as a director on the date of this Restated Certificate of Incorporation shall hold office until the next annual meeting of stockholders after such date, notwithstanding that such director may have been elected for a term that extended beyond the date of such next annual meeting of stockholders, and until his successor shall be elected and shall qualify, subject, however, to prior death, disability, resignation, retirement, disqualification or removal from office. At each annual meeting of stockholders after the date of this Restated Certificate of Incorporation, directors elected at such annual meeting shall hold office until the next annual meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to prior death, disability, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

General Effect of the Proposed Amendment and Reasons for Approval

The Board of Directors unanimously recommends that stockholders vote FOR this proposal for the following reasons:

The Nominating and Corporate Governance Committee and the Board of Directors regularly evaluate our corporate governance practices to ensure that such practices, including the mechanism for the election of directors, remain in the best interests of the Company and its stockholders. The classification of directors historically has been viewed as promoting continuity and expertise on our Board. While the Board of Directors believes that these considerations continue to be important, it also appreciates the growing sentiment that the annual election of directors increases the accountability of directors to stockholders and recognizes the resulting trend away from classified boards. In light of this trend and after having given careful consideration to the various arguments for and against maintaining a classified board, our Board of Directors believes that the interests of our stockholders are best served by giving the stockholders the opportunity to evaluate the performance of each director on an annual basis. As a result, the Board of Directors has unanimously determined to recommend that all of our directors be elected annually.

YOUR VOTE IS IMPORTANT.

The affirmative vote of a majority of the outstanding shares of Common Stock is required for adoption of the Annual Election Amendment. In determining whether the Annual Election Amendment has received the requisite number of affirmative votes, abstentions and broker nonvotes will have the same effect as votes against the Annual Election Amendment.

For the reasons stated above, the Board of Directors unanimously recommends a vote FOR Proposal No. 4.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership of, and transactions in, Company equity securities with the SEC.

Based on a review of such reports, and on written representations from reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with during Fiscal 2005 except that (i) Mr. Macomber's receipt of the annual equity retainer from the Company was reported one business day late and (ii) a gift of 100 shares by Mr. Fuld was reported late, rather than on a Form 5 for fiscal 2004. All of the transactions that were not reported on a timely basis were transactions that are exempt from potential liability for "short-swing" profits under Section 16(b).

OTHER MATTERS

Management does not know of any business to be transacted at the meeting other than as indicated herein. Should any such matter properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

You are urged to sign, date and return the enclosed proxy card as promptly as possible, using the prepaid envelope provided for such purpose, or to vote online or by telephone according to the instructions on the proxy. It is hoped that registered Stockholders will give the Company advance notice of their plans to attend the Annual Meeting by marking the box provided on the proxy card or by registering their intention when voting online or by telephone.

If you will need special assistance at the Annual Meeting because of a disability, please contact the Corporate Secretary of the Company, Mr. Jeffrey A. Welikson, at 1-212-526-0858 or at secretary@lehman.com.

Householding

In accordance with a notice sent previously to certain beneficial owners holding shares in street name (for example, through a bank, broker or other holder of record) and who share a single address with other similar holders, only one annual report and proxy statement is being sent to that address unless contrary instructions were received from any stockholder at that address. This practice, known as "householding," is designed to reduce printing and postage costs. Any of such beneficial owners may discontinue householding by writing to the address or calling the telephone number provided for such purpose by their holder of record. Any such stockholder may also request prompt delivery of a copy of the annual report or proxy statement by contacting the Company at 1-212-526-0858 or by writing to the Corporate Secretary, Lehman Brothers Holdings Inc., 1301 Avenue of the Americas, New York, New York 10019.

Other beneficial owners holding shares in street name may be able to initiate householding if their holder of record has chosen to offer such service, by following the instructions provided by the record holder.

Deadline and Procedures for Submitting Proposals for Next Year's Meeting

Stockholders of the Company who intend to present proposals for inclusion in the proxy material to be distributed by the Company in connection with the Company's 2007 Annual Meeting of Stockholders must submit their proposals to the Corporate Secretary of the Company at Corporate Secretary, Lehman Brothers Holdings Inc., 1301 Avenue of the Americas, New York, New York 10019 on or before October 30, 2006.

In addition, in accordance with Article II, Section 9 of the Company's By-Laws, in order to be properly brought before the 2007 Annual Meeting by a stockholder, notice of a matter that is not included in the Company's proxy material must be received by the Company no earlier than December 6, 2006 and no later than January 5, 2007. The notice must set forth as to each matter that the stockholder proposes (1) a brief description of the business desired to be brought forth and the reasons for conducting such business at the Annual Meeting, (2) the name and address, as they appear on the Company's books, of the stockholder, (3) the number of shares of Common Stock beneficially owned by the stockholder, (4) any material interest of the stockholder in such business and (5) any other information relating to the stockholder or the proposal that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Deadline and Procedures for Making Nominations for Director at Next Year's Meeting

In accordance with Article II, Section 10 of the Company's By-Laws, Stockholders of the Company who intend to nominate persons for election to the Board of Directors at the Company's 2007 Annual Meeting of Stockholders must give written notice to the Corporate Secretary of the Company at Corporate Secretary, Lehman Brothers Holdings Inc., 1301 Avenue of the Americas, New York, New York 10019 no earlier than December 6, 2006 and no later than January 5, 2007. The notice must set forth, as to each nominee, (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of capital stock of the Company, if any, which are beneficially owned by the person and (4) any other information relating to the person that is required to be disclosed in solicitations for proxies in election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and as to such stockholder, (A) the name and record address of the stockholder and (B) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder.

Procedures for Recommending Director Candidates to the Nominating and Corporate Governance Committee

Stockholders of the Company wishing to recommend director candidates to the Nominating and Corporate Governance Committee must submit their recommendations in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Lehman Brothers Holdings Inc., 1301 Avenue of the Americas, New York, New York 10019. Submissions should include:

•
the name and address of the recommending stockholder(s), and the class and number of shares of capital stock of the Company that are beneficially owned by the recommending stockholder(s);

•
the name, age, business address and principal occupation and employment of the recommended candidate;

•
any information relevant to a determination of whether the recommended candidate meets the criteria for Board of Directors membership described under "Committees of the Board of Directors—Nominating and Corporate Governance Committee" above;

•
any information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under New York Stock Exchange Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred;

•
all other information relating to the recommended candidate that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, information regarding (1) the recommended candidate's business experience, (2) the class and number of shares of capital stock of the Company, if any, that are beneficially owned by the recommended candidate and (3) material relationships or transactions, if any, between the recommended candidate and the Company's management;

•
a description of any business or personal relationships between the recommended candidate and the recommending stockholder(s) and whether the recommended candidate has any specific plans or proposals for the Company at the behest of the recommending stockholder(s);

•
a statement, signed by the recommended candidate, (1) verifying the accuracy of the biographical and other information about the candidate that is submitted with the recommendation and (2) affirming the recommended candidate's willingness to be a director; and

•
if the recommending stockholder(s) has beneficially owned more than 5% of the Company's voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the SEC's rules.

Code of Ethics and Corporate Governance Guidelines

The Company has a Code of Ethics that is applicable to all Directors, officers and employees of the Company, including the Chairman and Chief Executive Officer and the Chief Financial Officer of the Company (its principal executive officer and principal financial and accounting officer, respectively). The Code of Ethics (including any waivers therefrom granted to executive officers or directors), is available on the Corporate Governance page of the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov. The Company will disclose on its web site amendments to or waivers from its Code of Ethics applicable to Directors or executive officers of the Company, including the Chairman and Chief Executive Officer and the Chief Financial Officer, in accordance with all applicable laws and regulations.

The Company's Corporate Governance Guidelines are also available on the Corporate Governance page of the Lehman Brothers web site at http://www.lehman.com/shareholder/corpgov.

Any stockholder may also request prompt delivery of a copy of the Company's Code of Ethics, Corporate Governance Guidelines or charters for the Audit Committee, Compensation Committee or Nominating Committee by contacting the Company at 1-212-526-0858 or by writing to the Corporate Secretary, Lehman Brothers Holdings Inc., 1301 Avenue of the Americas, New York, New York 10019.

DIRECTIONS TO THE LEHMAN BROTHERS HOLDINGS INC.
2006 ANNUAL MEETING OF STOCKHOLDERS

The 2006 Annual Meeting of Stockholders will be held at the Company's global headquarters, 745 Seventh Avenue, New York, New York 10019, on the Concourse Level in the Allan S. Kaplan Auditorium, between 49th and 50th Streets. The building is in the vicinity of several subway lines, and is also readily accessed by bus, taxicab or automobile. All persons wishing to be admitted must present photo identification.

LEHMAN BROTHERS LEHMAN BROTHERS HOLDINGS INC. 745 SEVENTH AVENUE NEW YORK, NY 10019	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK
INTERNET https://www.proxyvotenow.com/leh • Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	TELEPHONE 1-888-216-1290 • Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	MAIL • Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

  Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.
☐	\/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \/
PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE UNLESS YOU HAVE VOTED BY TELEPHONE OR INTERNET.	☒ Votes MUST be indicated (x) in black or blue ink.
The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4.				FOR	AGAINST	ABSTAIN
1.	Election of Class III Director Nominees to the Board of Directors Nominees: 01- Thomas H. Cruikshank, 02- Roland A. Hernandez, 03- Henry Kaufman, 04- John D. Macomber	3.	Adopt an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 600 million to 1.2 billion shares.	☐	☐	☐
	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the 'Exceptions' box and strike a line through that nominee's name.)	4.	Adopt an amendment to the Company's Restated Certificate of Incorporation to provide for the annual election of all directors.	☐	☐	☐
FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐
		FOR	AGAINST	ABSTAIN
2.	Ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2006 fiscal year by the Audit Committee of the Board of Directors.	☐	☐	☐	To change your address, please mark this box.	☒

S C A N L I N E
IMPORTANT: Please sign exactly as your name or names appear hereon and when signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signature is by a corporation, a duly authorized officer should sign in full corporate name.

Date	Stockholder sign here	Co-Owner sign here

LEHMAN BROTHERS HOLDINGS INC.
Proxy for Annual Meeting of Stockholders
This proxy is solicited by the Board of Directors

        Joseph Polizzotto, Thomas A. Russo and Jeffrey A. Welikson or each of them (with full power to act without the others and with full power of substitution) are hereby appointed attorneys and proxies to attend the Annual Meeting of Stockholders to be held on April 5, 2006, and any adjournment thereof, and to vote and act for the undersigned on the matters listed on the reverse side hereof, which are set forth in detail in the accompanying Proxy Statement.

        This proxy revokes all previous proxies. Unless specified to the contrary, it will be voted in accordance with the recommendation of the Lehman Brothers Board of Directors. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the Annual Meeting or any adjournment thereof.

(Continued, and to be signed and dated, on the reverse side.)

Mark here if you plan to attend the meeting.	☐	LEHMAN BROTHERS HOLDINGS INC. P.O. BOX 11034 NEW YORK, N.Y. 10203-0034

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SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
CUMULATIVE TOTAL RETURN FOR LEHMAN BROTHERS HOLDINGS INC. COMMON STOCK, THE S & P FINANCIAL INDEX AND THE S & P 500 INDEX